Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL HEALTH SERVICES, INC.,

LOLA TRANSACTION CORPORATION,

ASCEND HEALTH CORPORATION

AND

STOCKHOLDERS’ REPRESENTATIVES

(solely in their capacity as the Stockholders’ representatives hereunder)

DATED June 3, 2012

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		Page

Section 5.15	Conflicts; Privileges	51
Section 5.16	Asset Transfer	51
Section 5.17	280G	52

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1	Conditions to the Obligations of Each Party	52
Section 6.2	Conditions to the Obligations of Parent and Merger Sub	52
Section 6.3	Conditions to the Obligations of the Company	53
Section 6.4	Frustration of Closing Conditions	53

ARTICLE VII

INDEMNIFICATION OBLIGATIONS

Section 7.1	Indemnification Obligations of the Equityholder Indemnifying Parties	54
Section 7.2	Indemnification Obligations of Parent	54
Section 7.3	Notification of Claims; Procedures	54
Section 7.4	Survival	56
Section 7.5	Certain Limitations	56
Section 7.6	Equityholder Indemnifying Parties	58
Section 7.7	Indemnification Net of Tax Benefits	58
Section 7.8	Treatment of Indemnity Payments	58
Section 7.9	Insurance	58

ARTICLE VIII

TERMINATION; ABANDONMENT; AND CERTAIN FEES

Section 8.1	Termination	59
Section 8.2	Effect of Termination	60
Section 8.3	Certain Fees	60
Section 8.4	Liability Limitation	60

ARTICLE IX

CERTAIN TAX MATTERS

Section 9.1	Tax Returns	61
Section 9.2	Tax Refunds and Benefits	62
Section 9.3	Cooperation on Tax Matters	63

ARTICLE X

MISCELLANEOUS

Section 10.1	Fees and Expenses	63

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated June 3, 2012 by and among UNIVERSAL HEALTH SERVICES, INC., a corporation organized under the Laws of Delaware (“Parent”), LOLA TRANSACTION CORPORATION, a corporation organized under the Laws of Delaware and a wholly owned subsidiary of Parent (“Merger Sub”), ASCEND HEALTH CORPORATION, a corporation organized under the Laws of Delaware (the “Company”), and the Stockholders’ Representatives, solely in their capacity as the Stockholders’ representatives hereunder.

W I T N E S S E T H:

WHEREAS, Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), is fair to, and in the best interest of, their respective corporation and respective stockholders, and declared that the Merger is advisable and (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Merger Sub and the Company have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, immediately following the execution and delivery of this Agreement, certain Stockholders of the Company (the “Consenting Stockholders”) who own beneficially and of record (a) a majority of the common stock and Preferred Stock outstanding on June 3, 2012 (the “Record Date”), voting together as one class, and (b) a majority of the Preferred Stock outstanding on the Record Date, voting as a separate class, will deliver to the Secretary of the Company written consents (the “Written Consents”) in accordance with the DGCL with respect to all such Common Stock and Preferred Stock (i) adopting the Merger Agreement and (ii) with respect solely to such Preferred Stock, establishing the date for the Conversion;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock of the Company (collectively, the “Shares”) will be converted into the right to receive the Common Stock Merger Consideration, upon the terms and conditions of this Agreement;

WHEREAS, immediately prior to the consummation of the Merger, each issued and outstanding share of Preferred Stock will automatically convert into such number of Shares as is determined in accordance with Section 4 of the Company’s Certificate of Incorporation (the “Conversion”), which such Shares, upon the consummation of the Merger, will be converted into the right to receive the Common Stock Merger Consideration, upon the terms and conditions of this Agreement;

WHEREAS, upon the consummation of the Merger, each outstanding option to purchase Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option-based compensation plan of the Company and applicable stock option award agreements (the “Stock Plans”), to the extent unvested, shall become vested, and each Option will be converted into the right to receive the Option Payments upon the terms and conditions of this Agreement and the applicable Stock Plans; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Action” shall mean any action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Buyer Closing Date Taxes” shall have the meaning specified in Section 3.12(d)(ii).

“Cap” shall mean an amount equal to $25,000,000.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any evidence of Indebtedness issued or guaranteed by any Governmental Entity.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 20, 2007, as amended by amendments filed with the Secretary of State of the State of Delaware on March 26, 2007 and May 18, 2009.

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Company and the Company Subsidiaries calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, if any; provided, that Closing Cash (a) shall give effect to any payments or distributions to be made by the Company between the time as of which Closing Cash is determined and up to and including the Closing, including deductions for (i) any distributions to the Equityholders pursuant to Section 5.3 and (ii) payments to be made by Company pursuant to Section 2.6(g) and (b) shall not include any accounts receivable.

“Closing Indebtedness” shall mean, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, the amount outstanding of aggregate Indebtedness of the Company and the Company Subsidiaries.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” shall mean any commercial agreement not primarily related to Taxes that may impose contractual liability on the Company or a Company Subsidiary for Taxes of another Person, such as credit facilities with gross provisions or real estate leases with tax escalation provisions.

“Company Transaction Expenses” shall mean all expenses of the Company and the Company Subsidiaries incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers (including Goldman Sachs & Co.), bonuses, and any other change-of-control or similar payments (but excluding the severance costs set forth on Schedule 3.10(c)(A)), each payable by the Company or the Company Subsidiaries pursuant to Section 10.1 as a result of or in connection with the transactions contemplated by this Agreement, and which have not been paid as of the Closing Date. For the avoidance of doubt, Company Transaction Expenses shall not include any Transfer Taxes.

“Contract” shall mean any written agreement, contract, lease or other instrument including all amendments thereto.

“Damage” shall mean all damages, losses, liabilities, claims, injuries, penalties, fines, interest, forfeitures, assessments, judgments, settlements, awards, disbursements, arbitration fees, costs and expenses of any nature (including court costs, compensation of a liquidator, reasonable attorneys’, accountants’, consultants’ and experts’ fees, charges and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)), but shall exclude consequential, indirect or punitive damages.

“Dissenting Shares Amount” shall mean the product of (a) the Initial Purchase Price minus the aggregate amount of Option Closing Payments and (b) a fraction, the numerator of which is the number of Dissenting Shares and the denominator of which is the number of Shares outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).

“Effective Time Option Holder” shall mean a holder of outstanding Options as set forth on Annex A, as the same may be updated prior to the Closing to reflect the exercise or expiration and cancelation of any Options at or prior to the Effective Time and/or the issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the Stock Plans.

“Environmental Law” shall mean any Law, Order or other requirement of Law, relating to the protection of the environment, natural resources, endangered or threatened species or employee or worker health and safety.

“Equityholders” shall mean, collectively, the Effective Time Option Holders, the Preferred Stock Holders and the Stockholders.

“Excluded Assets” shall mean the assets of the Company and the Company Subsidiaries set forth on Annex D.

“Excluded Liabilities” shall mean all liabilities arising out of or related to the Excluded Assets.

“Expense Holdback Amount” shall mean the amount specified by the Stockholders’ Representatives to Parent at least three (3) Business Days prior to the Closing Date, which such amount shall be held by the Stockholders’ Representatives to satisfy any expenses incurred by the Stockholders’ Representatives in connection with the settlement of the Purchase Price Adjustment in accordance with Section 2.9 or in otherwise fulfilling its obligations hereunder.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Entity to perform any of such functions.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated under Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Returns” shall mean any Tax Returns with respect to Income Taxes.

“Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (a) net income or profits (including any capital gains or alternative minimum taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition or (c) franchise or similar Taxes imposed in lieu of net income or profits Taxes.

“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (e) all Guarantees by such Person; and (f) all capital lease obligations of such Person (other than those capital lease obligations listed on Schedule 1.1(a)); (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses and deferred revenues arising in the ordinary course of business consistent with past practice, the endorsement of negotiable instruments for collection in the ordinary course of business, and Indebtedness owing from the Company to any wholly owned Company Subsidiary or from any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary (it being understood that in determining whether a Company Subsidiary is wholly owned, the Minority Interest Acquisition shall be deemed to have occurred). The Indebtedness of any Person shall include all Indebtedness of any partnership in which such Person is a general partner. Annex C sets forth an illustrative schedule of the Company’s Indebtedness as of the date of this Agreement.

“Initial Purchase Price” shall mean an amount equal to (a) $500,000,000, (b) minus the Estimated Closing Indebtedness, (c) plus the Estimated Closing Cash, (d) minus the Estimated Company Transaction Expenses, (e) plus or minus the Estimated Working Capital Adjustment, (f) minus the Purchase Price Adjustment Escrow Amount, (g) minus the Expense Holdback Amount and (h) minus the Indemnification Escrow Amount.

“Intellectual Property” shall mean any of the following (a) patents and patent applications, (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, including intent-to-use registration applications, (c) registered and unregistered copyrights, and applications for registration thereof, (d) internet domain names and (e) trade secrets.

“Law” shall mean any statute, law (including common law), ordinance, rule, regulation, directive or other legally-binding requirement of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“Material Adverse Effect” shall mean any event, circumstance, state of facts, change or effect that is, or is reasonably likely to have, (x) a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that events, circumstances, states of facts, changes or effects relating to: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles; (c) changes generally affecting industries, markets or geographical areas in which the Company or the Company Subsidiaries conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries; (e) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) conduct by the Company or any of the Company Subsidiaries prohibited under Section 5.3 for which Parent gave its prior written consent; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (h) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s compliance with its obligations under Section 5.6, (B) otherwise taking or committing to take actions that limit or could limit Parent’s or its Affiliates’ (including, after the Closing, the Company’s and the Company Subsidiaries’) freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers or assets arising from Parent’s compliance with its obligations under Section 5.6, or (C) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; (i) any Regulatory Condition that is currently pending or arises after the date of this Agreement, in each case to the extent such Regulatory Condition is consistent in nature, scope and impact on the Company and the Company Subsidiaries, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of the business of the Company and the Company Subsidiaries on or before December 31, 2011; or (j) any failure by the Company and the Company Subsidiaries to meet any internal projections or forecasts, in the case of each such matter described in the foregoing clauses (a) through (j) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred (except in the case of clauses (a), (b), (c) or (g) to the extent the same has had or would reasonably be expected to have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the Company’s industry). For the avoidance of doubt, a “Material Adverse Effect” under clause (x) of this definition shall be measured only against past performance of the Company and the Company Subsidiaries, and not against any forward-looking statements, projections or forecasts of the Company and the Company Subsidiaries or any other Person.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et. seq.).

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.).

“Non-Income Tax Returns” shall mean any Tax Returns other than Income Tax Returns.

“Option Aggregate Percentage” shall mean the aggregate Pro Rata Portion of all Effective Time Option Holders set forth on Annex A, as the same may be updated prior to the Closing to reflect the exercise or expiration and cancelation of any Options at or prior to the Effective Time and/or the issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the Stock Plans.

“Option Payments” shall mean the aggregate of (a) all Option Closing Payments to the holders of Options pursuant to Section 2.5(a), (b) the aggregate amount of all Final Option Payments to the former holders of Options pursuant to Section 2.9(d)(i), if any, (c) the aggregate amount of the Purchase Price Adjustment Escrow Amount paid to former holders of Options pursuant to Section 2.9(d)(i) or Section 2.9(d)(ii), as the case may be, (d) the Expense Holdback Amount paid to former holders of Options pursuant to Section 2.9(d)(i) and (e) the aggregate amount of the Indemnification Escrow Amount paid to the former holders of Options pursuant to Section 7.5(d).

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities Laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, (h) restrictions not materially affecting the present use of such assets or properties and (i) Liens securing any existing credit facilities.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and any post-Closing portion of a Straddle Period.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and any pre-Closing portion of a Straddle Period.

“Preferred Stock” shall mean, collectively, the Company’s Series A and Series B Preferred Stock.

“Preferred Stock Holder” shall mean a holder of the Company’s Series A or Series B Preferred Stock, as set forth on Annex A, as the same shall be updated prior to the Closing to reflect the Conversion.

“Pro Rata Portion” shall mean, with respect to each Equityholder, the percentage set forth opposite such Equityholder’s name on Annex A, as the same shall be updated prior to the Closing to reflect (i) the exercise or expiration and cancelation of any Options at or prior to the Effective Time and/or the issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the Stock Plans and (ii) the Conversion.

“Purchase Price Adjustment Escrow Amount” shall mean an amount equal to $2,500,000 to be held by the Escrow Agent to satisfy any amounts payable by the Equityholders pursuant to Section 2.9(d)(ii).

“Regulatory Condition” shall mean any Action, investigation, review or examination undertaken by a Governmental Entity, or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to any health care business or health care facility operated, leased or owned by the Company or any Company Subsidiary.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Seattle CON Excluded Assets” shall mean the assets of the Company and the Company Subsidiaries set forth in item number 3 on Annex D.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.0001 par value, of the Company.

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Stock Certificate” shall mean each certificate representing either (x) the Shares held by a Stockholder or (y) in the case of holders of Preferred Stock prior to giving effect to the Conversion, the Preferred Stock held by such Preferred Stock Holder prior to giving effect to the Conversion.

“Stock Closing Payment” shall mean an amount equal to the Initial Purchase Price, minus the aggregate amount of Option Closing Payments minus the Dissenting Shares Amount.

“Stockholders” shall mean the holders of Shares, as set forth on Annex A, as the same shall be updated prior to the Closing to reflect (i) the exercise of any Options prior to the Effective Time and (ii) the Conversion.

“Stockholders’ Representatives” shall mean, collectively, Richard Kresch, MD and Steve Page; provided, that in the event of the death or incompetency of either of the foregoing, the remaining individual shall be the sole Stockholders’ Representative.

“Straddle Period” shall mean any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary,” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tangible Personal Property” shall mean all machinery, equipment, tools, fixtures, vehicles, furniture, computer hardware and all other items of tangible personal property of every kind whether owned, leased or licensed.

“Target Working Capital” shall mean $17,508,793.

“Tax” or “Taxes” shall mean all taxes, duties, levies, assessments, or similar charges imposed by any Governmental Entity including all U.S. federal, state and local, and non-U.S. income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, payroll, withholding and estimated taxes, and any additions to tax, penalties and interest in respect of the foregoing.

“Tax Returns” shall mean all returns, reports, claims for refund, information returns or other similar documentation relating to Taxes, including any schedule or attachment thereto and any amendment thereof, required to be filed with any Governmental Entity.

“Working Capital” shall mean the consolidated current assets (other than (x) Cash and Cash Equivalents, (y) loans to employees and (z) the Salt Lake City refundable security deposit (currently $1,000,000)) of the Company and the Company Subsidiaries, less the consolidated current liabilities (other than the current portion of long term debt, capital leases and financing obligations) of the Company and the Company Subsidiaries, including any amounts due from Medicare or Medicaid to the Company and any amounts due from the Company to Medicare or Medicaid, as determined in accordance with the policies and procedures set forth on Schedule 1.1(b).

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex B.

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 10.3;

(b) the phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, solely in the case of “made available” to Parent or Merger Sub, material that has been posted, retained and thereby made available to Parent and Merger Sub through the on-line “virtual data room” established by the Company and/or its Representatives);

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Schedules, the Preamble and Recitals are references to articles, sections, annexes, schedules, the preamble and recitals of this Agreement;

(e) the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f) references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g) references to “the date hereof” shall mean as of the date of this Agreement;

(h) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(j) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(k) references to “Dollars,” “dollars” or “$” without more are to the lawful currency of the United States of America.

Section 1.4 Annexes and Schedules. The annexes (the “Annexes”) and the schedules (the “Schedules”) to this Agreement are incorporated into and form an integral part of this Agreement. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 1.5 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the current, actual knowledge of Richard Kresch, MD, Steve Page and Neal Cury after reasonable inquiry in light of the relevant circumstances. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent and/or Merger Sub” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth on Schedule 1.5, after reasonable inquiry in light of the relevant circumstances.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of State of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by Merger Sub and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”.

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, and duties of the Company and Merger Sub shall become debts, Liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the provisions of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the provisions of Section 5.8, shall become the provisions of the certificate of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

(b) At the Effective Time and without any further action on the part of the Company or Merger Sub, the provisions of by-laws of Merger Sub, as in effect immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the provisions of Section 5.8, shall become provisions of the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

Section 2.3 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the DGCL and the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the DGCL and the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each Share issued and outstanding immediately prior to the Effective Time (including Shares issued in connection with the Conversion, but other than any Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash (the “Common Stock Merger Consideration”), without interest, equal to the sum of (A) the quotient obtained by dividing (x) the Final Purchase Price, minus the aggregate amount of all Option Payments by (y) the number of Shares outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto), plus (B) all amounts, if any, without duplication, payable in respect of such Share from the Purchase Price Adjustment Escrow Amount and the Expense Holdback Amount, in each case, pursuant to Section 2.9(d), and the Indemnification Escrow Amount pursuant to Section 7.5(d).

(b) Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

Section 2.5 Options.

(a) At the Effective Time, all unvested Options will become vested in full and all rights in respect of each outstanding Option shall, by virtue of the Merger and without any action on the part of each Effective Time Option Holder, forthwith cease to exist and be converted into and represent the right to receive, subject to Section 2.6(h), from the Surviving Corporation, immediately following the Effective Time, an amount in cash (the “Option Closing Payment”) equal to (A) (1) (x) the Initial Purchase Price, plus the aggregate exercise price for all such Options, divided by (y) the number of Shares outstanding as of immediately prior to the Closing (assuming the exercise of all such Options outstanding at such time and the consummation of the Conversion, but excluding any Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent), minus (2) the applicable exercise price per Share for each such Option, multiplied by (B) the number of Shares issuable upon the exercise of such Option (it being understood that if the result is a negative amount for any Effective Time Option Holder, the Options held by such Effective Time Option Holder shall be canceled without the payment of any consideration to such Effective Time Option Holders). After the Closing Date, each former holder of Options shall be entitled to receive, subject to Section 2.6(h), all amounts, if any, without duplication, payable in respect of its respective Options from the Purchase Price Adjustment Escrow Amount and the Expense Holdback Amount, in each case, pursuant to Section 2.9(d), and the Indemnification Escrow Amount pursuant to Section 7.5(d) payable in respect of its respective Options.

(b) The Company shall terminate the Stock Plans as of the Effective Time.

(c) At the Effective Time, all restricted stock issued under the Stock Plans shall become vested in full.

Section 2.6 Delivery of Funds; Surrender of Certificates; Payment of Indebtedness and Company Transaction Expenses.

(a) At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Estimate Statement”) setting forth (i) the Company’s estimate of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Company’s estimate of Closing Cash (the “Estimated Closing Cash”), (iii) the Company’s estimate of the amount of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (iv) an estimate of the Working Capital as of 11:59 P.M. on the Business Date immediately prior to the Closing Date (the “Estimated Working Capital”) and (v) the Company’s estimate of the amount, if any, by which the Target Working Capital differs from the Estimated Working Capital (the “Estimated Working Capital Adjustment”), which shall quantify in reasonable detail the items constituting such Estimated Closing Indebtedness, such Estimated Company Transaction Expenses, such Estimated Working Capital and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement.

(b) On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay the following:

(i) to the Stockholders’ Representatives (A) the Stock Closing Payment (on behalf of the holders of Shares) and (B) the Expense Holdback Amount, in each case, by wire transfer of immediately available funds to the account(s) designated by the Stockholders’ Representatives, such account(s) to be notified by the Stockholders’ Representatives in writing to Parent at least two (2) Business Days prior to the Closing Date;

(ii) to Citibank, N.A. (the “Escrow Agent”), an amount equal to the Cap (the “Indemnification Escrow Amount”), which will be held for a source of satisfaction of indemnification claims of any Parent Indemnitee (including, after the Closing, the Surviving Corporation) hereunder; and

(iii) to the Escrow Agent, the Purchase Price Adjustment Escrow Amount, which will be held for purposes of providing security for the satisfaction of any Working Capital Adjustment.

The disposition of the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Surviving Corporation, the Stockholders’ Representatives, and the Escrow Agent, which will be in form and substance reasonably acceptable to the parties (the “Escrow Agreement”).

(c) On the Closing Date (or at such later date when a Stockholder surrenders its Stock Certificate), upon surrender by such Stockholder to the Stockholders’ Representatives of its Stock Certificate(s) and the applicable IRS Form listed in Section 2.11(b)(i)(D) to Parent, (i) if the Shares represented by such Stock Certificate(s) were not Dissenting Shares as of the Effective Time, the Stockholders’ Representatives shall promptly pay to each applicable Stockholder (in accordance with the Stockholders’ Representatives Agreement) such Stockholder’s portion of the Stock Closing Payment equal to (A) the Stock Closing Payment, multiplied by (B) a fraction, the numerator of which is the number of Shares represented by the surrendered Stock Certificate and the denominator of which is the aggregate number of Shares outstanding at the Effective Time (other than any Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) or (ii) if the Shares represented by such Stock Certificate(s) were Dissenting Shares as of the Effective Time, the Stockholders’ Representatives shall promptly notify Parent in writing of such Stock Certificate’s surrender and the number of Shares represented thereby, upon receipt of which Parent shall promptly pay to the Stockholders’ Representative (who will thereupon promptly pay to each applicable Stockholder (in accordance with the Stockholders’ Representatives Agreement)) such Stockholder’s portion of the Dissenting Shares Amount equal to (A) the Dissenting Shares Amount, multiplied by (B) a fraction, the numerator of which is the number of Shares represented by the surrendered Stock Certificate and the denominator of which is the aggregate number of Dissenting Shares outstanding at the Effective Time. Until so surrendered, each Stock Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Common Stock Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II (except for any Dissenting Shares in compliance with Section 262 as provided in Section 2.14). No interest shall be paid or accrued in respect of such cash payments. If the Common Stock Merger Consideration (or any portion thereof), including any portion of the Dissenting Shares Amount, is to be delivered to a Person other than the Person in whose name the Stock Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such portion of the Common Stock Merger Consideration that the Stock Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid. In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Stockholders’ Representatives will issue in exchange for such lost, stolen or destroyed Stock Certificate the portion of the Stock Closing Payment (or Dissenting Shares Amount, as applicable) deliverable in respect thereof as determined in accordance with this Article II; provided, that the Person to whom such portion of the Stock Closing Payment (or Dissenting Shares Amount, as applicable) is paid shall, as a condition precedent to the payment thereof, (x) indemnify the Stockholders’ Representatives, Parent and the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against the Stockholders’ Representatives, Parent, Merger Sub or the Surviving Corporation with respect to the Stock Certificate claimed to have been lost, stolen or destroyed and (y) deliver to Parent the applicable IRS Form listed in Section 2.11(b)(i)(D) with respect to such Person.

(d) On the Closing Date (or at such later date when an Effective Time Option Holder surrenders its Options to Parent), Parent shall cause the Surviving Corporation to pay to each Effective Time Option Holder, upon surrender to Parent by such Effective Time Option Holder of its Option(s), by wire transfer of immediately available funds to the account designated by such Effective Time Option Holder in writing to Parent at least three (3) Business Days prior to the Closing Date, or otherwise in accordance with the Surviving Corporation’s payroll practices, an amount equal to the Option Closing Payment payable to such Effective Time Option Holder as determined in accordance with Section 2.5(a) (after taking into account any amounts withheld in respect of Taxes pursuant to Section 2.6(h)). Until so surrendered, each Option shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Option Payment deliverable in respect thereof to which such Person is entitled. No interest shall be paid or accrued in respect of such cash payments. If the Option Payment (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Options surrendered in exchange therefor are registered, it shall be a condition to the payment of such portion of the Option Payment that the Options so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such transfer pay to Parent, Merger Sub or the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid. In the event any Option shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Option to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Option the Option Payment deliverable in respect thereof; provided, that the Person to whom the Option Payment is paid shall, as a condition precedent to the payment thereof, indemnify Parent, Merger Sub and the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against Parent, Merger Sub or the Surviving Corporation with respect to the Option claimed to have been lost, stolen or destroyed.

(e) At least two Business Days prior to the Closing, the Company shall provide to Parent (i) a complete and correct list of the obligees of all Indebtedness of the Company and its Subsidiaries, other than the holders of the Indebtedness set forth on Schedule 2.6(e), (ii) the amount of the Closing Indebtedness owed to each such obligee and (iii) wire instructions for each such obligee. At the Closing, the Company shall provide Parent with executed customary payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of such Closing Indebtedness, including the termination of all related commitments, the release of all related Guarantees and Liens and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of the Closing Indebtedness. At the Closing, Parent, on behalf of the Company, shall pay to the holders of the Closing Indebtedness, other than the holders of the Indebtedness set forth on Schedule 2.6(e), an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Subsidiaries with respect to any Closing Indebtedness outstanding immediately prior to the Closing, other than the Indebtedness set forth on Schedule 2.6(e).

(f) At least four Business Days prior to the Closing, the Company shall cause each payee of Company Transaction Expenses to submit a written invoice for the full amount of such payee’s Company Transaction Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full. At least two Business Days prior to the Closing, the Company shall provide to Parent a complete and correct list of (i) the payees of Company Transaction Expenses, (ii) the amount of Company Transaction Expenses payable to each such payee and (iii) wire instructions for each such payee. At the Closing (or, in the case of a change of control, bonus, termination or other similar payment, at such times as may be required under the applicable employee benefit plan or employee benefit agreement providing for such payment), Parent, on behalf of the Company, shall pay all Company Transaction Expenses, in each case by wire transfer of immediately available funds pursuant to such applicable written instructions provided to Parent by the Company.

(g) At the Closing, the Company shall pay to Mugdock Tavern Investments an amount sufficient to acquire all of its right, title and interest in and to CAT Seattle, LLC and CAT Realty, LLC and execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments and assurances and take and do, in the name and on behalf of the Company, any other actions and things with the result that at the Effective Time, the Surviving Corporation will acquire any and all right, title and interest in and to CAT Seattle, LLC and CAT Realty, LLC (the “Minority Interest Acquisition”).

(h) Notwithstanding any provision hereof to the contrary, Parent, Merger Sub, the Surviving Corporation and/or any of its Subsidiaries shall be entitled to deduct and withhold from any consideration otherwise payable to each Effective Time Option Holder under the terms of this Agreement, such amounts as it is required to deduct and withhold pursuant to any provision of Tax Law. To the extent that amounts are so withheld under any provision of this Agreement, such withheld amounts (i) shall be remitted to the applicable Governmental Entity in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made to the extent such payment is remitted to the applicable Governmental Entity.

Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Stockholders’ Representatives shall be liable to any Person in respect of any Common Stock Merger Consideration or Option Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Options shall not have been surrendered prior to the date on which any Common Stock Merger Consideration or Option Payment, respectively, would otherwise escheat to or become the property of any Governmental Entity, any such Common Stock Merger Consideration or Option Payment in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.8 Payments to Stockholders’ Representatives. Notwithstanding any other provision in this Agreement, all payments by Parent, Merger Sub or the Surviving Corporation to the Stockholders’ Representatives in accordance with the terms of this Article II for the satisfaction of any obligation (including payment of the Common Stock Merger Consideration), shall constitute full satisfaction to the applicable Stockholder or otherwise.

Section 2.9 Determination of Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than thirty (30) days following the last day of the month in which the Closing Date occurs, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representatives (i) an unaudited consolidated balance sheet of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculations (the “Surviving Corporation’s Proposed Calculations”) of (A) the amount of the Closing Indebtedness, (B) the amount of any Company Transaction Expenses not otherwise paid by the Company prior to the Effective Time, deducted from the Initial Purchase Price or included in the calculation of the Closing Working Capital, (C) the amount of the Closing Cash, (D) the Working

Capital of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date (the “Closing Working Capital”), (E) the amount, if any, by which the Target Working Capital differs from the Closing Working Capital (the “Working Capital Adjustment”) and (F) a recalculation of the Initial Purchase Price based on such amounts. The Surviving Corporation’s Proposed Calculations shall be made in accordance with GAAP applied on a basis consistent with the Financial Statements. Upon delivery of the Closing Balance Sheet and the Surviving Corporation’s Proposed Calculations by the Surviving Corporation, the Surviving Corporation shall provide the Stockholders’ Representatives and their Representatives with full access to the Surviving Corporation’s auditors and accounting and other personnel and to the books and records of the Surviving Corporation, Merger Sub and the Company, as the case may be, and any other document or information reasonably requested by the Stockholders’ Representatives (including the workpapers of the Surviving Corporation’s auditors), in order to allow the Stockholders’ Representatives and their Representatives to verify the accuracy of determination by the Surviving Corporation of the Surviving Corporation’s Proposed Calculations.

(b) If the Stockholders’ Representatives do not object to the Closing Balance Sheet or the Surviving Corporation’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to the Surviving Corporation within thirty (30) days after the Stockholders’ Representatives’ receipt of the Closing Balance Sheet and the Surviving Corporation’s Proposed Calculations, the recalculation of the Initial Purchase Price pursuant to the Surviving Corporation’s Proposed Calculations shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail the Stockholders’ Representatives’ alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of any Company Transaction Expenses not otherwise paid by the Company prior to the Effective Time, deducted from the Initial Purchase Price or included in the Surviving Corporation’s proposed calculation of the Closing Working Capital, (iii) the amount of the Closing Cash, (iv) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto and (v) a recalculation of the Initial Purchase Price based on such amounts.

(c) If the Stockholders’ Representatives deliver a Notice of Objection to the Surviving Corporation within the thirty (30) day period referred to in Section 2.9(b), then any amount of the adjustment to the Initial Purchase Price that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) the Stockholders’ Representatives and the Surviving Corporation shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Parent and the Stockholders’ Representatives) after the date of receipt by the Surviving Corporation from the Stockholders’ Representatives of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Deloitte LLP, or another nationally recognized accounting firm mutually agreeable to the parties (the “Arbitrator”);

(ii) the Stockholders’ Representatives and the Surviving Corporation shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.9(c) along with a statement of reasons therefor and to deliver a copy to each of Parent and the Stockholders’ Representatives of such decision which shall include as a separate line item a determination of the aggregate difference between the Initial Purchase Price and the Final Purchase Price within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iii) in the event the Stockholders’ Representatives and the Surviving Corporation submit any Disputed Amounts to the Arbitrator for resolution, the Stockholders’ Representatives and the Surviving Corporation shall each pay their own costs and expenses incurred under this Section 2.9(c). The cost of any arbitration (including fees and expenses of the Arbitrator and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.9(c) shall be borne by Parent and the Stockholders’ Representatives in inverse proportion as they may prevail on matters resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted; and

(iv) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.9(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.9(a). The parties hereto shall cause the Arbitrator’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either the Stockholders’ Representatives or the Surviving Corporation, and shall be no greater than the greater of the amount claimed by either the Stockholders’ Representatives or the Surviving Corporation.

(d) Upon the determination, in accordance with Section 2.9(b) or Section 2.9(c), of the final calculations of the amounts of the Closing Indebtedness, the Company Transaction Expenses not otherwise paid by the Company prior to the Effective Time, deducted from the Initial Purchase Price or included in the Surviving Corporation’s proposed calculation of the Closing Working Capital, and the Closing Cash, the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto, the Initial Purchase Price shall be recalculated using such finally determined amounts in lieu of the amounts used in the Closing Statement. The term “Final Purchase Price” means the result of such recalculation of the Initial Purchase Price. The term “Purchase Price Adjustment” means the absolute value of the difference between (1) the Final Purchase Price and (2) the Initial Purchase Price. The Purchase Price Adjustment shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by Law. No interest shall be paid or accrued in respect of any cash payments under this clause (d).

(i) If the Final Purchase Price is greater than the Initial Purchase Price, then, within three (3) Business Days after the determination of the Purchase Price Adjustment, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay, (without interest) by wire transfer of immediately available funds (A) to the account(s) designated by the Stockholders’ Representatives an amount in cash (the “Final Stock Payment”) equal to the aggregate Pro Rata Portions of all Stockholders who duly delivered their respective Stock Certificate(s) to the Stockholders’ Representatives prior to the determination of the Final Purchase Price, multiplied by the Purchase Price Adjustment and (B) to the account of each Effective Time Option Holder who previously surrendered its Options in accordance with Section 2.6(d), an amount in cash (the “Final Option Payment”) equal to such Effective Time Option Holder’s Pro Rata Portion of the Purchase Price Adjustment, in each case, subject to Section 2.6(h). Within three (3) Business Days after the receipt by the Stockholders’ Representatives of the Final Stock Payment, the Stockholders’ Representatives shall pay (without interest) (in accordance with the Stockholders’ Representatives Agreement) to the account of each former Stockholder who previously surrendered a Stock Certificate in accordance with Section 2.6(c) an amount in cash equal to such Stockholder’s Pro Rata Portion of the Purchase Price Adjustment. In addition, the Stockholders’

Representatives shall, within three (3) Business Days of the determination of the Final Purchase Price, (1) pay (without interest) (in accordance with the Stockholders’ Representatives Agreement), (x) to the account of each former holder of Shares who previously surrendered its Stock Certificates pursuant to Section 2.6(c), such Stockholder’s Pro Rata Portion of the remaining balance of the Expense Holdback Amount, if any, and (y) to the Surviving Corporation, an aggregate amount equal to the remaining balance of the Expense Holdback Amount multiplied by the Option Aggregate Percentage; and (2) instruct the Escrow Agent to pay (without interest) by wire transfer of immediately available funds, (x) to the account of each former holder of Shares who previously surrendered its Stock Certificates pursuant to Section 2.6(c), such Stockholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount, and (y) to the Surviving Corporation, an aggregate amount equal to the Purchase Price Adjustment Escrow Amount multiplied by the Option Aggregate Percentage. The Surviving Corporation shall, within three (3) Business Days after receiving the portion of the Purchase Price Adjustment Escrow Amount and the Expense Holdback Amount determined pursuant to clauses (1)(y) and (2)(y) of the immediately preceding sentence, deposit, or cause one or more of its Subsidiaries to deposit, to the account of each Effective Time Option Holder who previously surrendered its Options pursuant to Section 2.6(d), the amount of such Effective Time Option Holder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount and the remaining balance of the Expense Holdback Amount so paid over to the Surviving Corporation by the Escrow Agent.

(ii) If the Final Purchase Price is less than the Initial Purchase Price, the Stockholders’ Representatives shall, within three (3) Business Days following the determination of the Purchase Price Adjustment pursuant to Section 2.9(d), instruct the Escrow Agent to pay (without interest) to the Surviving Corporation, by wire transfer of immediately available funds to the account of the Surviving Corporation, an amount equal to the lesser of the Purchase Price Adjustment and the Purchase Price Adjustment Escrow Amount. If the Purchase Price Adjustment is greater than the Purchase Price Adjustment Escrow Amount (such difference being referred to as the “Excess Purchase Price Adjustment”), (x) the Stockholders’ Representatives shall, within three (3) Business Days of the determination of the Final Purchase Price, (1) instruct the Escrow Agent to pay (without interest) by wire transfer of immediately available funds to the account of the Surviving Corporation, an additional amount equal to the lesser of the Excess Purchase Price Adjustment and the remaining Indemnification Escrow Amount and (2) pay (without interest) to the Surviving Corporation, by wire transfer of immediately available funds, an amount equal to the lesser of (A) the excess of the Excess Purchase Price Adjustment over the amount paid to the Surviving Corporation under clause (1) of this clause (x) and (B) the remaining Expense Holdback Amount and (y) each Equityholder shall, within three (3) Business Days following the determination of the Purchase Price Adjustment pursuant to Section 2.9(d), pay (without interest), by wire transfer of immediately available funds to the account of the Surviving Corporation, its Pro Rata Portion of the excess of (1) the Excess Purchase Price Adjustment over (2) the amount paid to the Surviving Corporation under clause (x) of this sentence. If the Purchase Price Adjustment is less than the Purchase Price Adjustment Escrow Amount (such difference being referred to as the “Remaining Escrow Amount”), the Stockholders’ Representatives shall, within three (3) Business Days following the determination of the Purchase Price Adjustment pursuant to Section 2.9(d), instruct the Escrow Agent to pay (without interest) by wire transfer of immediately available funds, (A) to the account of each former holder of Shares who previously surrendered its Stock Certificates pursuant to Section 2.6(c), such Stockholder’s Pro Rata Portion of the Remaining Escrow Amount, and (B) to the Surviving Corporation, an aggregate amount equal to the Remaining Escrow Amount multiplied by the Option Aggregate Percentage, which shall in turn distribute, or cause one or more of its Subsidiaries to distribute, subject to Section 2.6(h), to each Effective Time Option Holder who previously surrendered its Options in accordance with

Section 2.6(d) an amount in cash equal to such Effective Time Option Holder’s Pro Rata Portion of the portion of the Remaining Escrow Amount so paid over to the Surviving Corporation by the Escrow Agent. Each Equityholder’s Liability with respect to obligations under this Section 2.9(d)(ii) shall be several and not joint. Any Remaining Escrow Amount not paid out pursuant to this paragraph (d) because a Stockholder had not yet surrendered its Stock Certificates or an Optionholder had not yet surrendered its Options shall be paid as and when such surrender occurs in accordance with this paragraph (d) either out of the Remaining Escrow Amount or, if such surrender occurs after the termination of the Escrow Agreement, by the Surviving Corporation.

Section 2.10 No Further Rights of Transfers. At and after the Effective Time, each Equityholder shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of each Equityholder to surrender its Stock Certificates or Options, as applicable, or lost Stock Certificate or Option affidavit, as applicable, in exchange for payment of its respective Common Stock Merger Consideration or Option Payment, as applicable, pursuant to this Agreement, in the manner and at the times set forth herein, and no transfer of Shares or Options shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to the Shares and Options shall be closed.

Section 2.11 Closing; Closing Deliverables.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005-1702, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b) At the Closing:

(i) the Company, the Equityholders or the Stockholders’ Representatives shall deliver (or cause to be delivered) to Parent the following items:

(A) a reasonably current long-form good standing certificate (or equivalent document) for the Company issued by the Secretary of State of the State of Delaware and in each state in which the Company is qualified to do business as a foreign corporation;

(B) the Escrow Agreement, duly executed by the Stockholders’ Representatives and Escrow Agent;

(C) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(D) (i) if any Equityholder is a U.S. person within the meaning of Section 7701(a)(30) of the Code (a “U.S. Person”), a properly executed IRS Form W-9 certifying that such Equityholder is exempt from U.S. federal backup withholding and (ii) if any Equityholder is not a U.S. Person, a properly executed applicable IRS Form W-8 certifying such Equityholder’s non-U.S. status;

(E) a duly executed certificate in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

(F) such other documents and instruments as Parent or Merger Sub reasonably requests to consummate the transactions contemplated by this Agreement.

(ii) Parent shall deliver (or cause to be delivered) to the Stockholders’ Representatives the following items:

(A) the Escrow Agreement, duly executed by Parent and the Surviving Corporation;

(B) a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(C) the Joinder Agreement, duly executed by an authorized officer of the Surviving Corporation; and

(D) such other documents and instruments as the Stockholders’ Representatives reasonably request to consummate the transactions contemplated by this Agreement.

Section 2.12 Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.13 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.9 shall be deemed to be, and each of the Equityholders, Parent and the Surviving Corporation shall treat such payments as an adjustment to the Initial Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

Section 2.14 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Common Stock Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such

Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Common Stock Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.6(c) of any Stock Certificate that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to commit to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules, the Company hereby represents and warrants to Parent and Merger Sub on the date hereof as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. Each Subsidiary of the Company (together, the “Company Subsidiaries”), together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by the Company, each other Subsidiary of the Company and any other person, is set forth on Schedule 3.1. The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing (or equivalent) under the Laws of its jurisdiction of organization and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth on Schedule 3.1 opposite its name. Schedule 3.1 lists as of the date hereof all jurisdictions in which the property owned, leased or operated by the Company or any of the Company Subsidiaries, or the nature of the business conducted by the Company or any of the Company Subsidiaries makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof copies of the Company’s certificate of incorporation and the Company’s by-laws and the comparable governing documents of each of the Company Subsidiaries, in each case, as amended and in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its certificate of incorporation or by-laws.

Section 3.2 Authorization; Noncontravention.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized and approved by the Board, and the Board has duly (i) determined that this Agreement and the Merger is fair to, and in the best interests of the Equityholders, (ii) approved this Agreement and declared that the Merger is advisable, (iii) recommended the acceptance of the Merger and the adoption of this Agreement by the Stockholders and Preferred Stock Holders and (iv) directed that this Agreement be submitted for consideration by the Company’s stockholders (collectively, the

“Company Board Recommendations”). No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the Stockholder and Preferred Stock Holder approvals specified in clause (c) below). This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate any of the provisions of the Company’s certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of the Company or any of the Company Subsidiaries, in each case, as amended to the date of this Agreement, or (b) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with or violate any domestic or foreign Law or any Order currently in effect, which, in the case of this clause (b), would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not, subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with or result in a breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien in or upon any property or asset of the Company or any of its Subsidiaries under any provision in any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their respective assets is bound or subject, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) The only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the outstanding shares of the common stock of the Company and the Preferred Stock entitled to vote thereon as of the Record Date, voting together as one class, by affirmative vote or written consent (collectively, the “Stockholder Approval”). The only other vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Conversion is the approval by holders of a majority of the outstanding shares of the Preferred Stock of the Company entitled to vote thereon as of the Record Date, voting separately as a class, by affirmative vote or written consent (collectively, the “Conversion Approval”). Once delivered to the secretary of the Company, the Written Consents of the Consenting Stockholders will constitute, alone and without any other vote or consent of any other Stockholder, the Stockholder Approval and the Conversion Approval. Each Consenting Stockholder who delivers a Written Consent will have, pursuant to such Written Consent, duly and validly (i) waived any required notice of the vote or consent to (A) approve and adopt this Agreement and the consummation of the transactions contemplated by this Agreement and (B) established the date for the Conversion, (ii) waived any period that is required to elapse before the Closing and (iii) consented, for all purposes (including under the Certificate of Incorporation, the DGCL and any Contract or other Law pursuant to which such Person may have rights or be bound), to the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including the Conversion.

(d) The Record Date is the record date under the DGCL, the Certificate of Incorporation and the Bylaws for purposes of determining (x) Stockholders of the Company entitled to give written consents with respect to the Stockholder Approvals and (y) holders of Preferred Stock of the Company entitled to give written consents with respect to the Conversion Approvals. Each advance stockholder notice requirement under any applicable Law, the Certificate of Incorporation, the Company by-laws and any other Contract to which the Company may be bound for (i) the Record Date, (ii) the execution and delivery of this Agreement, (iii) the vote or consent to approve and adopt this Agreement, (iv) the Conversion and (v) the consummation of the Merger and the other transactions contemplated by this Agreement, in each case has been, or will be upon delivery of the Written Consents, duly and validly waived.

Section 3.3 Capital Stock.

(a) The authorized capital stock of the Company consists of 37,504,700 shares of common stock, par value $0.0001 per share, 11,788,047 shares of Series A Preferred Stock, par value $0.0001 per share and 15,090,799 shares of Series B Preferred Stock, par value $0.0001 per share. At the close of business on the date hereof, 3,865,056 shares of common stock are issued and outstanding, no shares of common stock were held in the treasury of the Company, no shares of common stock of the Company were held by the Subsidiaries of the Company, 482,597 shares of common stock of the Company are subject to issuance upon exercise of outstanding Options granted pursuant to the terms of the Stock Plans, 11,788,047 shares of Series A Preferred Stock are issued and outstanding and 15,090,789 shares of Series B Preferred Stock are issued and outstanding. Each Company Subsidiary has the capitalization set forth on Schedule 3.3. All issued and outstanding shares of capital stock or other equity interests of the Company and each of the Company Subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive (or similar) rights, and, except for the interests to be acquired in the Minority Interest Acquisition, each such share or interest of a Company Subsidiary is owned by the Company or another Subsidiary of the Company free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. Except as set forth in this Section 3.3, at the close of business on the date hereof, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Schedule 3.3 sets forth, as of the date of this Agreement, a complete and correct list of all outstanding Options under the Stock Plans or otherwise, all outstanding shares of restricted common stock of the Company granted under the Stock Plans, and the number of unpurchased Shares subject to issuance upon exercise of each such Option, the grant date, exercise price, vesting schedule, expiration date and name of holder of each such Option. Except as described in this Section 3.3 and as set forth on Schedule 3.3 and other than the Options, neither the Company nor any of the Company Subsidiaries is a party to, or has issued, any outstanding option, warrant, call, “phantom” stock right, stock appreciation right, stock-based compensatory award, subscription or other right (including any preemptive right), agreement, security or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interest in the Company or any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, exchangeable for, securities having the right to vote) on any matters on which holders of Company common stock may vote.

(b) Neither the Company nor any Company Subsidiary owns any equity interest in any Person other than in the Company Subsidiaries.

Section 3.4 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent, approval, authorization of or filing with or notification to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger, (b) the consents or filings set forth on Schedule 3.4 and (c) any other consents or filings which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) The Company has furnished Parent with (i) the audited consolidated balance sheet of the Company and its Subsidiaries and the related audited consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011, all certified by the Company’s accountants and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2012 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the twelve (12) months ended on the Balance Sheet Date (the “Interim Financial Statements”). The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise described therein or on Schedule 3.5 and in case of the Interim Financial Statements subject to normal year end adjustments and the absence of disclosures normally made in footnotes.

(b) The balance sheets referred to in Section 3.5(a) fairly present, in all material respects, the financial position of the Company and its Subsidiaries, as of the dates thereof, respectively, and the related statements of operations, stockholders’ equity and comprehensive income and cash flows fairly present, in all material respects, the results of the operations, stockholders’ equity and comprehensive income and cash flows of the Company and its Subsidiaries for the fiscal years then ended. Since December 31, 2011, the Company and the Company Subsidiaries have not materially changed any accounting policy, practice or methodology, except as set forth in the applicable Financial Statement or on Schedule 3.5.

(c) The Company and its Subsidiaries do not have any material Liabilities that are required to be set forth on an audited consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected on the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date or which would be included in Estimated Working Capital, (iii) Liabilities incurred in connection with the transactions contemplated hereby or (iv) Liabilities arising from performance obligations under any Contract.

Section 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date, (a) no event has occurred which has had or would reasonably be expected to have a Material Adverse Effect, (b) except in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and (c) none of the Company or any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 5.3(b)(iii), (viii), (xiii) or (xiv) (only with regard to the foregoing subsections of Sections 5.3(b)) in any material respect.

Section 3.7 Compliance with Laws. Neither the Company nor any Company Subsidiary is conflict with, or in default, breach or violation in any material respect of any material Law or Order applicable to the Company or the Company Subsidiaries or by which any property or asset of any such entity is bound or affected. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.7 do not apply to permits, employee benefit plans and related matters, labor matters, Taxes, intellectual property, environmental laws and environmental matters, and health care laws and matters, which subject matters are addressed in their entirety and exclusively in Sections 3.8, 3.10, 3.11, 3.12, 3.13, 3.16, 3.18, 3.19 and 3.20, respectively.

Section 3.8 Permits. The Company and the Company Subsidiaries validly hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted or that are necessary for the lawful ownership of or holding under lease their respective properties and assets (collectively, the “Company Permits”), and the Company and the Company Subsidiaries have complied in all material respects with all the terms and conditions thereof. There are no pending or, to the Knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the termination, probation, limitation, suspension, revocation, restriction, amendment, cancellation or nonrenewal of any material Company Permit. No Governmental Entity is required to give approval of a change of ownership or be notified of a change of ownership of any Company Permit prior to Closing. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.8 do not apply to employee benefit plans and related matters, labor matters, Taxes, intellectual property, environmental laws and environmental matters, and health care laws and matters, which subject matters are addressed in their entirety and exclusively in Sections 3.10, 3.11, 3.12, 3.13, 3.16, 3.18, 3.19 and 3.20, respectively.

Section 3.9 Litigation. Except as set forth on Schedule 3.9, there is no material action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or rights. Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or any material order, judgment, injunction or decree of any Governmental Authority, and the Company and the Company Subsidiaries have complied in all material respects with all the terms and conditions thereof. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.9 do not apply to permits, employee benefit plans and related matters, labor matters, Taxes, intellectual property, environmental laws and environmental matters, and health care laws and matters, which subject matters are addressed in their entirety and exclusively in Sections 3.8, 3.10, 3.11, 3.12, 3.13, 3.16, 3.18, 3.19 and 3.20, respectively.

Section 3.10 Employee Benefit Plans.

(a) Each material Employee Benefit Plan (as defined below) is listed on Schedule 3.10(a). Except as set forth on Schedule 3.10(a): (i) each Employee Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with applicable Law and with its terms; (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination; (iii) neither the Company nor any Company Subsidiary has any actual or contingent material liability with respect to any Employee Benefit Plan, or otherwise, under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 412 of the Code or Section 302 of ERISA; (iv) neither the Company nor any Company Subsidiary has any actual or contingent material liability with respect to any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (v) neither the Company nor any Company Subsidiary has any actual or contingent material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries and (vi) no material claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).

(b) With respect to each material Employee Benefit Plan, the Company has provided or made available to Parent complete and accurate copies of (i) such Employee Benefit Plan (as well as any material amendments thereto, summary plan descriptions and summaries of material modifications thereto and all current Internal Revenue Service tax-determination, opinion, notifications and advisory letters issued with respect to such Employee Benefit Plan), (ii) each trust, insurance, annuity or other funding contract related thereto and (iii) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto.

(c) Except as set forth on Schedule 3.10(c), none of the execution and delivery of this Agreement or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (A) entitle any Company Personnel (as defined below) to any material compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation, (C) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Employee Benefit Plan or (D) result in the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No Employee Benefit Plan requires the Company or any Company Subsidiary to compensate any Company Personnel for excise Taxes paid pursuant to Section 4999 of the Code.

(d) For purposes of this Agreement, (i) “Employee Benefit Plan” means each written or oral (A) pension plan (as defined in Section 3(2) or ERISA), retirement plan or post-retirement or employment health or medical plan, program, policy, arrangement or Contract, (B) severance, change in control, retention, or termination plan, program, policy, arrangement or Contract, (C) employment, consulting, bonus, incentive or deferred compensation, equity-based compensation, plan, program, policy, arrangement or Contract or (D) welfare benefit, perquisite, fringe benefit or other compensation or benefit plan, program, policy, arrangement or Contract, in each case that is sponsored or maintained by the Company or any of the Company Subsidiaries, or to which the Company or any of the Company Subsidiaries is a party or contributes (or has an obligation to contribute) for the benefit of any Company Personnel and (ii) “Company Personnel” means any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(e) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning Employee Benefit Plans and related matters.

Section 3.11 Labor Matters.

(a) No employee of the Company or any of the Company Subsidiaries is represented by any union or any collective bargaining agreement and there are no collective bargaining agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. Within the period from January 1, 2010 through the date of this Agreement, (i) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor Governmental Entity, (ii) there has not been, and there currently is not pending or, to the Knowledge of the Company, threatened, any work stoppage or labor strike against the Company or any Company Subsidiary by employees and (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity.

(b) The Company and each Company Subsidiary is in material compliance with all applicable foreign, federal, state and local Laws respecting, and there is no material claim or grievance pending or, to the Knowledge of the Company, threatened, relating to employment, employment practices, terms and conditions of employment, employee safety and wage and hours, and in each case with respect to Company Personnel: (i) has, in all material respects, withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material arrearage of wages or severance pay, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, Social Security or other benefits or obligations for Company Personnel (other than routine payments made in the normal course of business and consistent with past practice).

(c) Schedule 3.11(c) sets forth a complete and accurate list, as of the date hereof, of all current employees of the Company and the Company Subsidiaries including their respective titles, current base salary or wage rate, start date, date of birth, work location and whether or not such employee is on a leave of absence. The Company will provide an update to Schedule 3.11(c) upon Parent’s reasonable request prior to Closing.

(d) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Company concerning labor matters.

Section 3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed all material Tax Returns that are required to be filed by it (taking into account any applicable extension of time within which to file) and each such Tax Return is accurate in all material respects.

(b) Payment of Taxes. All material Taxes of the Company and each of the Company Subsidiaries that are due any payable have been paid, other than any Taxes being contested in good faith by appropriate proceedings for which reserves have been provided that are adequate (in accordance with GAAP) in all material respects.

(c) Other Tax Matters.

(i) Neither the Company nor any of the Company Subsidiaries is (i) currently the subject of any Tax audit or other examination or has received any written notice from any taxing authority that such an audit or examination is pending or (ii) engaged in any litigation with any taxing authority.

(ii) Neither the Company nor any of the Company Subsidiaries (A) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes that has not since expired or (B) is presently contesting any Tax liability before any court, tribunal or administrative agency.

(iii) All material Taxes that the Company or any of the Company Subsidiaries was required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party has been duly withheld or collected, and has been paid over to the proper authorities to the extent due and payable.

(iv) Neither the Company nor any of the Company Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any similar group for state, local or non-U.S. income Tax purposes, other than an affiliated or similar group of which the Company is the common parent or (B) is liable for the Taxes of any Person (other than Taxes of the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by contract (other than pursuant to Commercial Tax Agreements).

(v) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(vi) Since January 1, 2010, neither the Company nor any of the Company Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(vii) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any installment sale or open transaction occurring on or prior to the Closing, or any change of method of accounting made prior to Closing.

(viii) Neither the Company nor any of the Company Subsidiaries has ever participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) Other Limitations.

(i) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

(ii) For the avoidance of doubt, notwithstanding anything to the contrary in this Section 3.12 or Article VII, (i) no representation or warranty in this Section 3.12 other than those in Section 3.12(c)(vii), shall apply to, or give rise to any indemnification claim under this Agreement for any Damages in respect of, any Taxes attributable to any Post-Closing Tax Period and (ii) no Equityholder Indemnifying Party shall have any liability for any Taxes resulting from any action taken by Parent, the Surviving Corporation or any of their respective Affiliates on the Closing Date (or as of the Closing Date) that is not in the ordinary course of business of the Company or the Company Subsidiaries (including any election pursuant to Section 338(g) of the Code or any similar provision of state, local or non-U.S. law) (“Buyer Closing Date Taxes”).

Section 3.13 Intellectual Property.

(a) The Company or the Company Subsidiaries owns or has the right to use all material Intellectual Property used in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted. Neither the Company nor any Company Subsidiary is a party to any option, license or similar contract relating to the use of Intellectual Property of any other person that is material to the Company and the Company Subsidiaries, except for license agreements relating to computer software licensed by the Company and the Company Subsidiaries.

(b) Since the Balance Sheet Date, (i) to the Knowledge of the Company, the operation of the businesses of the Company and the Company Subsidiaries does not infringe in any material respect upon the Intellectual Property of any third party, and (ii) the Company has not received written notice of any material claim challenging the use or ownership by the Company or the Company Subsidiaries of any Intellectual Property.

(c) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property.

Section 3.14 Broker’s or Finder’s Fee. Except for Goldman Sachs & Co., no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company, any Company Subsidiary or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.15 Material Contracts. Schedule 3.15 contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Company or a Company Subsidiary is party or bound: (a) Contracts that involve annual expenditures or receipts by the Company of more than $100,000, (b) Contracts that materially restrain, limit or impede the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business, (c) Contracts with (i) any stockholder of the Company, (ii) any other Affiliate of the Company or any Company Subsidiary or (iii) any current employee, officer, manager or director of the Company, any Company Subsidiary or any Company Affiliate, (d) Contracts which provide for “exclusivity” or any similar requirement in favor of any Person other than the Company and the Company Subsidiaries, or under which the Company or any of the Company Subsidiaries is restricted in any material respect in the distribution, licensing, marketing, purchasing, development or provision of their respective products or services in any jurisdiction, (e) Contracts containing any “non-solicitation”, “no hire” or similar provision that materially restrict the Company or any of its Subsidiaries and (f) Contracts granting the other party to such Contract or a third party “most favored nation” or similar status. Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect under any Material Contract. To the Knowledge of the Company, no other party to any such Material Contract is in breach or default in any material respect under any such Material Contract. The Company has made available to Parent true, correct and complete copies of all Material Contracts listed on Schedule 3.15.

Section 3.16 Environmental Matters.

(a) (i) The Company is in material compliance with all applicable Environmental Laws, has obtained, and is in material compliance with, all Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business, (ii) there are no proceedings or Actions by any Governmental Entity or other Person pending or, to the Knowledge of the

Company, threatened in writing in connection with the business, properties or assets of the Company or any of the Company Subsidiaries under any Environmental Law; and (iii) there have been no Releases of or exposures to any Hazardous Materials and there are no other facts, circumstances or conditions relating to the present operation of the properties, assets and business of the Company or any of the Company Subsidiaries, or to any real property currently or formerly owned or operated by the Company or any of the Company Subsidiaries, that would reasonably be likely to give rise to any material claim or Action, or to any material Liability, under any Environmental Law.

(b) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

Section 3.17 Real Property. Schedule 3.17(a) contains a list as of the date hereof of all real property owned, in whole or in part, by the Company and/or the Company Subsidiaries (collectively, the “Owned Real Property”). Schedule 3.17(b) contains a list as of the date hereof of all (i) real property in excess of 1,000 square feet of land and/or improvements leased to or from the Company and/or the Company Subsidiaries (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”) and (ii) leases or other agreements (including all amendments thereto) for the occupancy of the Leased Real Property (collectively, the “Real Property Leases”) to which the Company or any of the Company Subsidiaries is a party (as lessee, sublessee, sublessor or lessor). True and complete copies of each such Real Property Lease as of the date hereof have been made available to Parent. Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, its Company Real Property, free and clear of Liens, other than Permitted Liens. Neither the Company nor any Company Subsidiary is in material default under any Real Property Lease, and all Real Property Leases are in full force and effect. To the Knowledge of the Company, no other party to any Real Property Lease is in material default under any such Real Property Lease. Except as set forth on Schedule 3.17(c), the transactions contemplated by this Agreement do not require the consent or approval of the landlord or other counterparty under any Real Property Lease.

Section 3.18 Health Care Programs and Third Party Payor Participation.

(a) The Company and the Company Subsidiaries participate in and have not been excluded from the federal and state health care programs (individually, a “Program” and collectively, the “Programs”) listed on Schedule 3.18(a). The Company and the Company Subsidiaries are eligible to receive payment under Medicare and Medicaid and are each a “provider” with a valid and current provider agreement as noted on Schedule 3.18(a). A list of all of the Company’s and the Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers and (y) all other federal and state Program provider agreements and numbers pertaining to the business of the Company and each Company Subsidiary or, if such contracts do not exist, other documentation evidencing such participation are set forth on Schedule 3.18(a), current, true and complete copies of which have been made available to Parent. The Company’s and the Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers and (y) all other federal and state Program provider agreements and numbers shall be referred to herein as “Program Agreements.”

(b) The Company and the Company Subsidiaries have contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs (the “Third Party Payors”). A list of the Company’s and each Company Subsidiary’s existing contracts with Third Party Payor(s) that provide for annual payments of more than $100,000 pertaining to the Company’s and such Company Subsidiary’s business is set forth on Schedule 3.18(b) (the “Third Party Payor Contracts”).

(c) Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary is in default under any such Program Agreements or Third Party Payor Contract. To the Knowledge of the Company, no other party to any such Program Agreement or Third Party Payor Contract is in default under any such Program Agreement or Third Party Payor Contract that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company, and each Company Subsidiary are in material compliance with the rules and policies respecting each Program Agreement and Third Party Payor Contract, including, but not limited to, all certification, billing, reimbursement and documentation requirements. No action has been taken by any Governmental Entity or, to the Knowledge of the Company, recommended by any Governmental Entity, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of the Company or any Company Subsidiary in any “Federal Health Care Program” (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which it participates (including, but not limited to Medicare and Medicaid), nor is there any decision by the Company not to renew any Program Agreement. To the Knowledge of the Company, no party to a Program Agreement or Third Party Payor Contract or other Governmental Entity has threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or Third Party Payor Contract.

(e) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.18, Section 3.19 and Section 3.20 are the sole and exclusive representations and warranties of the Company concerning health care programs and third party payor participation matters.

Section 3.19 Health Care Regulatory.

(a) Except as set forth on Schedule 3.19(a), there is no pending, or to the Knowledge of the Company, threatened exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company or any Company Subsidiary’s participation or enrollment in any of the Programs or Third Party Payor Contracts. Neither the Company nor any Company Subsidiary has received written notice that the Company or such Company Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Entity (or any Governmental Entity’s designated agent or agents), nor, to the Knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Entity. No written notice of any violation, asserted deficiency, or other irregularity has been received by the Company or any Company Subsidiary from any Governmental Entity (or any Governmental Entity’s designated agent or agents) that would:

(i) affect the Company’s or any Company Subsidiary’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or

(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by the Company or such Company Subsidiary.

(b) There are no material Program, Third Party Payor or other claim or reimbursement audits or appeals relating to the Company or any Company Subsidiary, except for those set forth on Schedule 3.19(b). For purposes hereof, a material claim, reimbursement audit or appeal shall include any current, pending or outstanding claim, reimbursement audit or appeal that results in a recoupment or offset to, or other recovery from, Company or any Company Subsidiary in excess of $50,000 individually or in the aggregate.

(c) To the Knowledge of the Company, there are no current or pending payment or reimbursement withholds, payment recoupments or suspensions by any Program or Third Party Payor relating to the Company or any Company Subsidiary or to the health care items or services furnished by the Company or any Company Subsidiary, other than payment or reimbursement withholds, or payment recoupments that are ordinary course adjustments to correct non-continuing, non-systemic errors and which, when taken together, are immaterial.

(d) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.18, Section 3.19 and Section 3.20 are the sole and exclusive representations and warranties of the Company concerning health care regulatory matters.

Section 3.20 Medicare, Medicaid; Company’s Legal and Billing Compliance.

(a) Activities and Contractual Relationships. Neither the Company nor any Company Subsidiary has engaged in any activity or contractual relationship or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local law, rule or regulation including 42 C.F.R. § 424.22(d), the False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996) (“HIPAA”), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a-7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services or any Governmental Entity (e.g., CMS, OIG), or any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any other federal, state or local agency.

(b) Inappropriate Payments. Since January 1, 2009, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any officer, director, employee or agent acting on behalf of or for the benefit of any thereof, has, directly or indirectly, (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or Third Party Payors to obtain business or payments from such person, other than in compliance with applicable Laws; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, Third Party Payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws.

(c) Compliance with Healthcare Laws. Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any of their respective officers or directors, acting on behalf of or for the Company or any Company Subsidiary, is a party to any contract, lease or other written agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary that violates (i) 42 U.S.C. 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute) or (ii) 42 U.S.C. 1395nn and 1395(q) (the Stark Law).

(d) Compliance with Billing Practices. All billing practices by the Company and the Company Subsidiaries to the Programs and all Third Party Payors are in material compliance with all applicable Laws, regulations and policies of all such Third Party Payors and Programs. Since January 1, 2009, the Company and each Company Subsidiary have filed all reports required to be filed in connection with all Medicare and Medicaid programs, which reports are complete and correct in all material respects. The Company and the Company Subsidiaries have received no notice of, and to the Knowledge of the Company, there are no claims, actions, payment reviews or (other than those that occur in the ordinary course of business or that are set forth on Schedule 3.20(d)) appeals pending or threatened by or before any commission, board or agency, including any intermediary or carrier, the Administrator of the Centers for Medicare and Medicaid Services, or any applicable state program, with respect to any Medicare or Medicaid claims filed by the Company or any Company Subsidiary on or before the date hereof. To the Knowledge of the Company, there are no other material Program compliance matters. To the Knowledge of the Company, no validation review or program integrity review related to the Company, any Company Subsidiary or their respective facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or their respective facilities or the consummation of the transactions contemplated hereby.

(e) Accreditations. Each Company Subsidiary holds all accreditations necessary or required by applicable Laws or Governmental Entity for the operation of the business as currently conducted by the Company and each Company Subsidiary (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the Knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in a termination, probation, limitation, suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation, and to the Knowledge of the Company, no event which (whether with notice or lapse of time or both) would result in a termination, probation, limitation, suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. Each Company Subsidiary is in material compliance with the terms of the Company Accreditations.

(f) Surveys, Audits and Investigations. Schedule 3.20(f) sets forth a list of all notices received since January 1, 2009 of non-compliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Entity or pursuant to any licenses and Permits, Company Accreditation, Program Agreements or Third Party Payor Contracts prior to the date hereof (the “Health Care Audits”), other than notices of ordinary course overpayments and/or notices advising of routine payor audits. For purposes hereof, a routine payor audit is considered to be an audit that requests records for identified patients during a limited period of time, but does not include an audit that identifies any specific area of review (e.g., an audit requesting records for patients who received a certain therapy). The Company and each Company Subsidiary have prepared and submitted timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to any surveys performed by any Governmental Entity or Health Care Audits and have implemented all of the corrective actions described in such corrective action plans. Neither the Company nor any Company Subsidiary has any (i) uncured deficiency which would reasonably be expected to lead to the imposition of a fine, cost penalty or other similar remedy or (ii) other than ordinary course adjustments, existing accrued unpaid indebtedness to any Governmental Entity, or to any Program or Third Party Payor, including Medicare or Medicaid.

(g) Medicare, Medicaid Fraud. Neither the Company nor any Company Subsidiary has been charged, convicted or indicted for a Federal Health Care Program or state health care program related offense, nor has the Company nor any Company Subsidiary nor any of its officers, directors or stockholders been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program or been subjected to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related thereto. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal or state health care program, for the provision of items or services for which payment may be made under such federal health care program. Neither the Company or nor any Company Subsidiary is party to any corporate integrity or other agreements with any Governmental Entity. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or a Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to the Knowledge of the Company is any such exclusion, sanction or conviction threatened or pending. Neither the Company nor any Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or state health care program as a result of any civil or criminal wrongdoing.

(h) HIPAA Requirements.

(i) The Company and each Company Subsidiary is in material compliance with HIPAA, including the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” To the Knowledge of the Company, neither the Company nor any Company Subsidiary has used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement.

(ii) Each component of the Company or any Company Subsidiary that is a health plan, health care clearinghouse or health care provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in material compliance with HIPAA, the Federal Privacy Regulations, the Federal Security Regulations or applicable state privacy laws.

(iii) True and complete copies of each Covered Entity’s policies relating to the privacy of its patient’s Protected Health Information (as defined in 45 C.F.R. § 164.504) have been made available to Parent. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been made available to Parent. An accurate and complete list of all material, individually or in the aggregate, unresolved HIPAA-related complaints filed against or with a Covered Entity is provided in Schedule 3.20(h)(iii).

(i) Health Care Licenses. The Company and each Company Subsidiary hold all health care licenses, permits and registrations necessary or required by applicable Law or Governmental Entity for the operation of the health care business as currently conducted by the Company, any Company Subsidiary or any branch (“Health Care Licenses”). Schedule 3.20(i) sets forth all such Health Care Licenses held by the Company or the Company Subsidiaries and separately identifies those for which the Company or a Company Subsidiary has applied (individually, a “Company Health Care License,” and collectively, the “Company Health Care Licenses”). There are no pending or, to the Knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the termination, probation, limitation, suspension, revocation, restriction, amendment, cancellation or nonrenewal of any Company Health Care License, and to the Knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a termination, probation, limitation, suspension, revocation, restriction, amendment, cancellation or nonrenewal of any Company or Company Subsidiary Health Care License has occurred. The Company and each Company Subsidiary is in material compliance with the terms of each Company Health Care License. No Governmental Entity is required to give approval of a change of ownership or be notified of a change of ownership of any Company or Company Subsidiary Health Care License prior to Closing except as set forth on Schedule 3.20(i). All parties acknowledge that the business of the Company and the Company Subsidiaries is health care. Schedule 3.20(i) also sets forth all certificates of need granted to the Company or any of the Company Subsidiaries.

(j) Other than the representations and warranties contained in Sections 3.4, 3.5 and 3.6, the representations and warranties in this Section 3.18, Section 3.19 and Section 3.20 are the sole and exclusive representations and warranties of the Company concerning Medicare, Medicaid, legal and billing compliance matters.

Section 3.21 Sufficiency of Assets. At the Effective Time, the Surviving Corporation will own or have the right to use all the material tangible assets necessary to conduct the business of the Company and the Company Subsidiaries as conducted immediately prior to the Closing Date. Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, its material Tangible Personal Property, free and clear of Liens, other than Permitted Liens. This Section 3.21 does not relate to real property or interests in real property, such items being the subject of Section 3.17.

Section 3.22 Exclusivity of Representations. The representations and warranties made by the Company in this Article III and Section 5.8(b) are the exclusive representations and warranties made by the Company with respect to the Company and the Company Subsidiaries, including the assets of each of them. The Company hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Subsidiaries. Except as expressly set forth herein, the condition of the assets of the Company and the Company Subsidiaries shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or any Company Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. The Company is not, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking statements of the Company or any of the Company Subsidiaries. It is understood that any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company on the date hereof as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction in which it is incorporated (or, if not a corporation, organized) and has the requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of all options, rights of first refusal, agreements, limitations on Parent’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. Each of Parent and Merger Sub has delivered prior to the date hereof to the Company copies of its certificate of incorporation and by-laws, in each case, as amended and in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 4.2 Authorization; Noncontravention.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly and validly authorized and approved by the board of directors of Merger Sub and have been duly approved and adopted by Parent as the sole stockholder of Merger Sub. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the performance of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate any of the provisions of the certificate or articles of incorporation or by-laws (or comparable documents) of Parent or Merger Sub, in each case as amended to the date of this Agreement, or (b) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, conflict with or violate any domestic or foreign Law or any Order currently in effect, which, in the case of this clause (b), would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement do not, and the performance of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement will not, conflict with or result in a breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, amendment, acceleration or cancellation of, any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent, approval,

authorization of or filing with or notification to any Governmental Entity or any other third party which has not been received or made, is necessary or required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger or any other consents or filings which, if not made or obtained, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.4 Broker’s or Finder’s Fee. Except for JPMorgan Securities LLC, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or obligations of any nature, other than in connection with such transactions.

Section 4.6 Funds. Parent and Merger Sub collectively have and will have on the Closing Date, unrestricted cash on hand and, if necessary, unrestricted cash available to them under credit facilities in place on the date hereof, sufficient to pay the Common Stock Merger Consideration, Option Payments, Closing Indebtedness (other than the Indebtedness set forth on Schedule 2.6(e)), Company Transaction Expenses, all other amounts to be paid or repaid by Parent and Merger Sub under this Agreement (whether payable on or after the Closing), and all of Parent’s and Merger Sub’s and their Affiliates’ fees and expenses associated with the transaction contemplated in this Agreement. The obligations of Parent and Merger Sub under this Agreement are not contingent on the availability of financing.

Section 4.7 Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby, the Surviving Corporation and its Subsidiaries will be Solvent. Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries will have access to adequate capital to carry on their respective businesses.

Section 4.8 Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent and/or Merger Sub, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights with respect to the transactions contemplated hereby.

Section 4.9 Contact with Customers and Suppliers. None of Parent, Merger Sub or any of their respective employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, shareholder, supplier, customer or other material business relation of the Company or any of the Company Subsidiaries prior to the Closing for the purposes of discussing the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby.

Section 4.10 Investigation by Parent and Merger Sub; Company’s Liability.

(a) Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent Parent and Merger Sub deemed appropriate, by Parent and Merger Sub’s respective Representatives. Each of Parent and Merger Sub acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s Representatives (except for the specific representations and warranties of the Company set forth in Article III and the covenants and agreements of the Company contained herein), and each of Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, that (except for the specific representations and warranties of the Company set forth in Article III and the covenants and agreements of the Company contained herein):

(i) none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (1) any of the information set forth in management presentations relating to the Company or the Company Subsidiaries made available to Parent, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Company Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of Parent, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), (2) any information delivered or made available pursuant to Section 5.1(a), or (3) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(ii) none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Parent, Merger Sub or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to Parent, in materials furnished in the Company’s on-line data site, in presentations by the Company’s management or otherwise), to Parent, Merger Sub or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom);

(iii) without limiting the generality of the foregoing, the Company makes no representation or warranty regarding any third party beneficiary rights or other rights which Parent or Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any of its Affiliates, even if the same were made available for review by Parent, Merger Sub or their respective Representatives; and

(iv) without limiting the generality of the forgoing, Parent and Merger Sub expressly acknowledge and agree that none of the documents, information or other materials provided to them at any time or in any format by the Company or any or its Affiliates or Representatives constitute legal advice, and Parent or Merger Sub waive all rights to assert that it received any legal advice from the Company, any of its Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit in any way Parent or any of its Affiliates from bringing a claim against any Person for fraud.

Section 4.11 No Knowledge of Misrepresentations or Omissions. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective officers, directors, partners, members, employees, other Representatives or agents has any knowledge that the representations and warranties of the Company made in this Agreement are inaccurate or untrue (including any knowledge of material errors in or material omissions from the Schedules) or that the Company is in breach of any agreement or covenant in this Agreement.

Section 4.12 Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Article IV are the exclusive representations and warranties made by Parent and Merger Sub. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE V

COVENANTS

Section 5.1 Access to Information Concerning Properties and Records.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of the Company Subsidiaries to, upon reasonable notice, afford Parent and Merger Sub and their respective Representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and the Company Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Merger Sub all information concerning its or the Company Subsidiaries’ business, properties and personnel as Parent and Merger Sub may reasonably request; provided, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any Law applicable to the Company requires it or the Company Subsidiaries to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company and/or the Company Subsidiaries shall not be required to (A) provide any information or access that the Company reasonably believes could violate applicable Law, including Antitrust Laws, HIPAA Requirements and data protection Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege or (B) without the Company’s prior written consent, which should not be unreasonably withheld, conditioned or delayed, conduct, or permit Parent, Merger Sub or any of their Representatives to conduct, any Phase II investigation or other environmental sampling relating to any real property owned by or leased to the Company and/or the Company Subsidiaries.

(b) Nothing contained in this Agreement shall be construed to give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations.

(c) Parent and Merger Sub hereby agree that they are not authorized to and shall not (and shall not permit any of their respective employees, counsel, accountants, consultants, financing sources and other authorized Representatives to) contact any competitor, supplier, customer, agent or Representative of the Company or any Company Subsidiary for the purpose of discussing the Company, any of the Company Subsidiaries or the transactions contemplated hereby prior to the Closing without the prior written consent of the Company.

Section 5.2 Confidentiality. Information obtained by Parent, Merger Sub and their respective Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Behavioral Health Division, UHS of Delaware, Inc. (a subsidiary of Parent), dated as of February 27, 2012 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

Section 5.3 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as (A) set forth on Schedule 5.3, (B) expressly required by this Agreement, or (C) required by Law, by a Governmental Entity, or by any Contract to which the Company or any of the Company Subsidiaries is a party, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 8.1:

(a) the Company shall and shall cause each of the Company Subsidiaries to (i) conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve substantially intact the current relationships of the Company and the Company Subsidiaries with any persons with which the Company or any Company Subsidiary has material business relations; and

(b) the Company shall not and shall cause each Company Subsidiary not to effect any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days from the date on which request for such consent is provided by the Company to Parent):

(i) make any change in or amendment to its certificate of incorporation or its by-laws, certificate of formation or limited liability company agreement (or comparable governing documents), as applicable;

(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, as applicable, except for (1) the issuance by the Company of shares of common stock of the Company pursuant to the terms of any Options outstanding on the date hereof and (2) the issuance by the Company of shares of common stock of the Company pursuant to the Certificate of Incorporation in the Conversion;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable, except for (x) the acquisition of Options from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options, (y) the Conversion or (z) the acquisition of any capital stock or other equity interests in connection with the Minority Interest Acquisition;

(iv) acquire (including by purchase, merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization (or any division or business thereof);

(v) other than in the ordinary course of business consistent with past practice, sell, transfer, abandon or otherwise dispose of or lease, license or otherwise encumber (other than Permitted Liens) any of its properties, rights or assets that are material to the Company or any Company Subsidiaries, taken as a whole;

(vi) other than in the ordinary course of business consistent with past practice, amend in any material respect or terminate or fail to renew any Material Contract or waive, release or assign any material rights or claims thereunder or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(vii) authorize, or make any commitment with respect to, capital expenditures that, individually or taken together, exceed by 10% the aggregate amount of the annual capital expenditures budget of the Company and Company Subsidiaries, taken as a whole;

(viii) (A) incur any material Indebtedness, other than short-term Indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities, or (B) make any loans, advances, investments or capital contributions to any other Person, other than (1) loans and advances to employees in the ordinary course of business consistent with past practice and (2) among the Company and Company Subsidiaries;

(ix) grant or agree to grant to Company Personnel any material increase in wages or bonus, severance, retention, change in control, profit sharing, retirement, insurance or other compensation or benefits, or establish, adopt or enter into any new compensation or employee benefit plans or arrangements (including any Employee Benefit Plan), or terminate, amend or modify or agree to terminate, amend or modify any existing Employee Benefit Plans (including to accelerate the time of payment or vesting, or to trigger any payment or funding), except (A) as may be required under applicable Law, (B) pursuant to the Employee Benefit Plans in effect on the date hereof or (C) in the ordinary course of business consistent with past practice;

(x) establish, enter into, adopt or amend any collective bargaining agreement or similar labor agreement;

(xi) make, modify or revoke any material Tax election, or change any material Tax accounting method (not required by Law to be changed), that could be reasonably expected to materially increase the Tax liability of the Company or any Company Subsidiary in a Post-Closing Tax Period, or settle or compromise any material Tax Liability;

(xii) pay, discharge or settle (A) any Action other than payments, discharges and settlements involving not more than $100,000 in the aggregate (net of insurance proceeds) and that do not require any material actions or impose any material restrictions on the business or operations of the Company and Company Subsidiaries, taken as a whole, or (B) any Action involving any Equityholder;

(xiii) other than in the ordinary course of business consistent with past practices, (A) waive any rights of substantial value or (B) redeem, purchase, prepay, defease, cancel or forgive any Indebtedness owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company to another Company Subsidiary and as required in accordance with its terms;

(xiv) except as may be required by any Governmental Entity or Law or under GAAP, make any material change in its methods, principles and practices of financial accounting; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.3.

Notwithstanding anything contained in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date the cash management systems of the Company and the Company Subsidiaries, maintain the cash management procedures as currently conducted by the Company and the Company Subsidiaries, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions among the Company and the Company Subsidiaries and all such intercompany balances shall be settled at the Closing in accordance with their terms). The Company and the Company Subsidiaries are allowed to dividend all Cash and Cash Equivalents of the Company and the Company Subsidiaries to the Equityholders immediately prior to Closing.

Section 5.4 Reasonable Best Efforts. Except as otherwise set forth in Section 5.6 and Section 8.1(b)(i), subject to the terms and conditions set forth herein, and to applicable legal requirements, each of the Company, Parent and Merger Sub shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

Section 5.5 Exclusive Dealing.

(a) Except as permitted by this Section 5.5, during the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, the Company shall not, and shall direct its Affiliates and its and their respective Representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any confidential information to, any Person, other than Parent or Merger Sub (and their Affiliates and Representatives), concerning any purchase of any capital stock or any material asset of the Company or any of the Company Subsidiaries or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries.

(b) Immediately following the execution of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries, and shall direct each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Parent or Merger Sub (and their respective Affiliates and Representatives), concerning any purchase of any capital stock or any material asset of the Company or any of the Company Subsidiaries or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries. The Company shall (i) promptly request each Person that has executed a confidentiality agreement with the Company prior to the date of this Agreement in connection with a process relating to any bona fide proposal to acquire the assets or equity of the Company and the Company Subsidiaries (including by means of any merger, consolidation, business combination, stock acquisition, asset acquisition, recapitalization, liquidation or similar transaction involving the Company) to return or destroy all confidential information heretofore furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries, (ii) not amend or waive, and shall enforce, the provisions of each such confidentiality agreement, except that, without limiting any other provision of this Agreement, this clause (ii) shall not apply to any standstill provision contained therein to the extent compliance herewith would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (iii) prohibit any access to any such Person or its Representatives to any physical or electronic data room of the Company, except as permitted herein.

Section 5.6 Antitrust Laws.

(a) Parent and Merger Sub shall: (i) as promptly as practicable but in no event later than the tenth (10th) business day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; (ii) take all actions necessary to obtain the required consents from Antitrust Authorities, including the expiration or termination of any waiting period under the HSR Act and/or clearance under any other Antitrust Law (the “Required Antitrust Consents”), as promptly as practicable, and in any event prior to the later of the End Date and the Extended End Date, if applicable; provided, however, that any such action shall be conditioned on the consummation of the transactions contemplated by this Agreement; (iii) at the earliest practicable date comply with (and properly reduce the scope of) any formal request or any reasonable informal request, in each case, for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) subject to applicable Law, consult and cooperate with the Company, and consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. The Company shall (x) as promptly as practicable but in no event later than the tenth (10th) business day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; and (y) at the earliest practicable date comply with (and properly reduce the scope of) any formal request or any reasonable informal request, in each case, for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (z) subject to applicable Law, consult and cooperate with Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Each of Parent, Merger Sub, the Stockholders’ Representatives and the Company will promptly notify the other parties hereto of any written communication made to or received by it from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Antitrust Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, the parties agree that, except as otherwise provided by Law, any and all proceedings, hearings and other dealings with Governmental Entities relating to antitrust matters shall be led by Parent and its Representatives; provided, that Parent may make all final strategic decisions after consulting in good faith with the Company.

(b) Parent shall be responsible for the payment of all filing fees under the HSR Act.

(c) Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire:

(i) any behavioral health care business, corporation, partnership, association or other behavioral health care business organization or division thereof, or otherwise acquire or agree to acquire a substantial portion of the assets of the foregoing or any behavioral health care facility; or

(ii) by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets, if, in the case of clause (i) or (ii), the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, consolidation or purchase could reasonably be expected to: (1) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (2) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (3) increase the risk of not being able to remove any such Order on appeal or otherwise; or (4) delay or prevent the consummation of the transactions contemplated hereby. For the avoidance of doubt, Parent and its Affiliates shall not enter into a definitive agreement or consummate such acquisition, merger, consolidation or purchase of any behavioral health care business, facility, corporation, partnership, association, organization, or division thereof, or the substantial portion of the assets of the foregoing, that is within the same broadly defined relevant geographic and product markets in which the Company or any of the Company Subsidiaries operates.

(d) Parent shall take all actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law; provided, however, that any such action (including those set forth in clauses (i) and (ii) below) shall be conditioned on the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall:

(i) at Parent’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with any Required Antitrust Consents including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent, its Affiliates, the Company or any Company Subsidiary contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent, its Affiliates, the Company or any Company Subsidiary’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing;

(ii) terminate any Contract or other business relationship as may be required to obtain any Required Antitrust Consents;

(iii) not withdraw and/or refile any HSR submission, extend any waiting period or enter into any agreement or understanding with any Antitrust Authority without consulting and obtaining written consent from the Company, such consent not to be unreasonably withheld, conditioned or delayed; and

(iv) oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority, or, if requested by the Company, Parent shall commence or threaten to commence and pursue vigorously any action the Company believes to be helpful in obtaining any necessary clearance of any Antitrust Authority or obtaining termination of any applicable waiting period under any Antitrust Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by Parent.

(e) In furtherance of the foregoing, Parent shall negotiate in good faith with any applicable Antitrust Authorities and any necessary third parties in connection with a Divestiture or any other matter referred to in Section 5.6(d) in order to enter into definitive agreements with all such Persons as promptly as practicable.

Section 5.7 Employee Benefits.

(a) For at least one (1) year following the Effective Time, Parent shall provide or cause the Surviving Corporation and/or the Company Subsidiaries to provide to all employees of the Company or any of the Company Subsidiaries (“Company Employees”) (i) a salary or wage level and annual bonus opportunity that, in the aggregate, is substantially comparable to the salary or wage level and annual bonus opportunity to which they were entitled immediately prior to the Effective Time and (ii)

benefits and perquisites (excluding long-term incentives, defined benefit pension and post-retirement medical benefits) that, in the aggregate, are substantially comparable to the benefits and perquisites (excluding long-term incentives, defined benefit pension and post-retirement medical benefits) that they were entitled to receive immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation will be obligated to provide any equity-based compensation to any Company Employee that is more favorable than the respective equity-based compensation provided to other similarly situated employees of Parent and its Subsidiaries. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Effective Time, the Surviving Corporation may terminate or cause to be terminated the employment of any Company Employee subject to following applicable procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination and/or under any applicable employment Contract, collective bargaining agreement or Law.

(b) Following the Effective Time, (i) Parent shall cause the Surviving Corporation to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate, but only to the extent that such limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage would not been applicable under the comparable health and welfare benefit plan immediately prior to the Closing Date and (ii) Parent shall cause the Surviving Corporation to provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans, but only to the extent that such costs or expenses would have been taken into account under the comparable health and welfare benefit plan immediately prior to the Closing Date.

(c) With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by the Surviving Corporation or its Affiliates, Parent shall cause the Surviving Corporation to grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with the Company or any of the Company Subsidiaries, and their respective predecessors (to the extent service with such predecessor is recognized by the Company or such Company Subsidiary as of the Closing), prior to the Effective Time for purposes of eligibility, vesting and benefit accrual; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Surviving Corporation from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 5.7; or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement. No Company Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 5.7 and this Section 5.7 shall not create such rights in any such person.

Section 5.8 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) Parent and Merger Sub agree to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing agrees to ensure that the obligations of the Company and the Company Subsidiaries with respect to all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without the Surviving Corporation’s written consent (which shall not be unreasonably withheld or delayed).

(b) At the Effective Time, Parent shall cause the Surviving Corporation to purchase, and the Surviving Corporation immediately following the Closing shall purchase, (at the Surviving Corporation’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of 300% of the annual premium currently paid by the Company for its current policy of directors’ and officers’ liability insurance (which annual premiums are hereby represented and warranted by the Company to be approximately $31,500); and, provided, further, that, if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with the Stockholders’ Representatives shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies.

(c) From and after the Effective Time, Parent and Merger Sub agree to cause the Surviving Corporation, and the Surviving Corporation immediately following the Closing agrees, to indemnify to the maximum extent the Company would have been able to do so under applicable Law all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the transactions contemplated by this Agreement, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, to the maximum extent the Company would have been able to do so under applicable Law such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay, within thirty (30) days after any request for advancement, all reasonable expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.8 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement.

(d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.8 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 5.8.

(e) The obligations of Parent and the Surviving Corporation under this Section 5.8 shall survive the Closing and thereafter shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(f) At or prior to the Closing, Parent shall cause the Surviving Corporation to file with the Secretary of State of Delaware an amendment to its certificate of incorporation, if necessary, to be effective immediately after the Effective Time, that reflects the provisions of this Section 5.8 and shall amend the by-laws of the Surviving Corporation, if necessary, to reflect this Section 5.8.

Section 5.9 Public Announcements. Parent, Merger Sub and the Company each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other parties hereto for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement, unless required by applicable Law or the requirements of the New York Stock Exchange, in which case such party shall advise the other parties of such obligation and the parties hereto shall attempt to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable.

Section 5.10 Notification of Certain Matters.

(a) Parent, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent and/or Merger Sub or the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, as the case may be, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party hereto or the conditions to the obligations of any party to this Agreement. With respect to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, the Company shall (i) promptly notify Parent of the initiation of any such litigation, (ii) promptly notify Parent of any material communication with the applicable stockholders or any material development with respect to such litigation and (iii) subject to reasonable limitations to protect attorney-client privilege, consult in good faith with Parent with respect to any material decisions and the Company’s general strategy regarding such litigation.

(b) If prior to the Closing, Parent or Merger Sub shall have Knowledge of any breach of a representation, warranty, covenant, agreement or condition of the Company, Parent shall promptly notify the Company of such knowledge in reasonable detail.

Section 5.11 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.12 Transfer Taxes. All stamp, transfer, real estate transfer, documentary, sales and use, value added, and similar Taxes imposed on the Merger and/or the resulting transfers of the equity of the Company (collectively, the “Transfer Taxes”) shall be paid by Merger Sub or the Surviving Corporation after the Effective Time. Parent shall cause Merger Sub or the Surviving Corporation, as the case may be, to procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any of the Transfer Taxes. The Parties shall cooperate in securing any available exemptions from or reductions in any Transfer Taxes.

Section 5.13 Preservation of Records.

(a) For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Parent shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Parent may dispose of any such books and records which are offered to, but not accepted by, the Stockholders’ Representatives. If at any time after such seven-year period Parent intends to dispose of any such books and records, Parent shall not do so without first offering such books and records to the Stockholders’ Representatives. The provisions of this Section 5.13(a) shall cease to apply in the event of a sale or disposition of the Surviving Corporation or any of its Subsidiaries by Parent, provided that Parent has caused the subsequent owner(s) of such entity to assume the obligations of Parent set forth in this Section 5.13(a).

(b) In the event and for so long as Parent, the Surviving Corporation, its Subsidiaries or the Stockholders’ Representatives are actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 5.14 Resignation of Directors. At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall cause any member of the board of directors of the Company or a Company Subsidiary to tender his or her resignation from such position effective as of the Closing Date.

Section 5.15 Conflicts; Privileges. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation and the Company Subsidiaries) and the Stockholders’ Representatives, any Equityholders or any of their Affiliates (including, prior to the Closing, the Company or any Company Subsidiary), Cahill Gordon & Reindel LLP (“Cahill”) may represent the Stockholders’ Representatives, such Equityholder or any such Affiliate in such dispute (each, a “Specified Matter”) even though the interests of the Stockholders’ Representatives, such Equityholder or such Affiliate may be directly adverse to Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation or the Company Subsidiaries), and even though Cahill may have represented the Company or a Company Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Company or a Company Subsidiary, and Parent and the Company hereby waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that Cahill has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; provided that (i) no Cahill attorneys who are currently working or have worked on matters representing Parent or its Affiliates will represent either the Stockholders’ Representative or the Equityholders or their Affiliates in any Specified Matter, (ii) Cahill will adhere, at all times, to its ethical obligations and its obligation not to disclose confidential information of Parent or any other indemnitee (including, following the Closing, of the Company or any of its Subsidiaries, but excluding any confidential information of the Company or any of its Subsidiaries existing at or prior to the Closing) (“Parent Confidential Information”) to the Stockholders’ Representatives or the Equityholders or any other person or entity, and to its obligation not to use Parent Confidential Information for the benefit of the Stockholders’ Representatives or the Equityholders or any other Person or entity, (iii) in connection with the representation of the Stockholders’ Representatives, the Equityholders or their Affiliates in any Specified Matter, appropriate confidentiality walls will be implemented within Cahill to ensure that no Parent Confidential Information will be accessible to Cahill personnel representing the Stockholders’ Representatives, the Equityholders or their Affiliates, and (iv) in connection with the representation of the Stockholders’ Representatives, the Equityholders or their Affiliates in any Specified Matter, no Cahill attorney will take any action that could reasonably be expected to jeopardize or waive attorney-client privilege or any other privilege of Parent or any other indemnitee. Parent further agrees that, as to all communications among Cahill, the Company, the Company Subsidiaries, the Stockholders’ Representatives and any Equityholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Stockholders’ Representatives or such Equityholder, as applicable, and may be controlled by the Stockholders’ Representatives or such Equityholder, as applicable, and shall not pass to or be claimed by Parent, the Company or the Company Subsidiaries. Parent agrees to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 5.15. The Equityholders, the Stockholders’ Representatives and Parent further agree that Cahill and its partners and employees are third party beneficiaries of this Section 5.15.

Section 5.16 Asset Transfer. Prior to the Closing, the Company shall cause North Pointe Behavioral Health, LLC and Northpointe Psych Realty, LLC to assign or otherwise transfer all the properties, assets and rights of North Pointe Behavioral Health, LLC and Northpointe Psych Realty, LLC, respectively, other than the Excluded Assets to the Company, such that as of the Closing the only property, assets or rights owned, leased or licensed by North Pointe Behavioral Health, LLC or Northpointe Psych Realty, LLC shall be Excluded Assets.

Section 5.17 280G. Prior to the Closing, the Company shall submit for approval in a manner that complies with the requirements of Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder (the “Section 280G Approval”) all payments or benefits that in the absence of such approval could reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). To the extent that any such “disqualified individual” has the right to receive payments that could constitute “parachute payments”, the Company and the Company Subsidiaries, as applicable, shall obtain an irrevocable written waiver of such rights prior to soliciting the approval described in the immediately preceding sentence such that the Section 280G Approval shall, if successful, establish each “disqualified individual’s” right to the payment. The Company shall provide, or cause to be provided, to Parent a draft of all Section 280G Approval related documents, including any disclosure documents and “disqualified individual” waivers. The Company shall incorporate any reasonable comments that are timely made by Parent to the Section 280G Approval related documents. Prior to the Effective Time, the Company shall deliver to Parent evidence that the Section 280G Approval described in this Section 5.16 was obtained.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver by Parent, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger.

(b) Antitrust Laws; Other Laws. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws or regulations identified on Schedule 6.1(b) required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained.

(c) Approval. This Agreement shall have been adopted by the holders of a majority in voting power of the issued and outstanding Shares and Preferred Stock entitled to vote thereon.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a) (Authorization) and Section 3.3 (Capital Stock) shall be true and correct in all respects (except for de minimis failures to be true and correct), and the representation and warranty of the Company set forth in Section 3.6(a) (Absence of Certain Changes) shall be true and correct in all respects, in each case as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company contained in Article III shall be true and correct (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty) as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of Parent and Merger Sub to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date) , except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Payments. Parent shall have delivered to the holders of the Closing Indebtedness, other than the holders of the Indebtedness set forth on Schedule 2.6(e), an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Affiliates with respect to any Closing Indebtedness outstanding immediately prior to the Closing, other than the Indebtedness set forth on Schedule 2.6(e).

(d) Excluded Assets. The Excluded Assets (other than the Seattle CON Excluded Assets) shall have been assigned or otherwise transferred to, and all related Excluded Liabilities shall have been assumed by, Patriot Learning Centers Inc. (or such other Person as may be designated by the Stockholders’ Representatives) on terms, and pursuant to documentation, reasonably satisfactory to the Company. The Seattle CON Excluded Assets shall have been assigned or otherwise transferred to, and all related Excluded Liabilities shall have been assumed by, a newly-formed entity owned by certain of the Stockholders for consideration not in excess of $1 and otherwise on terms, and pursuant to documentation, reasonably satisfactory to the Company.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.4 and Section 5.6.

ARTICLE VII

INDEMNIFICATION OBLIGATIONS

Section 7.1 Indemnification Obligations of the Equityholder Indemnifying Parties. Subject to the provisions of this Article VII, the Equityholder Indemnifying Parties hereby agree, jointly and severally up to and to the extent drawn from the Indemnification Escrow Amount and otherwise severally, and not jointly, to indemnify and hold Parent and its Affiliates (including the Surviving Corporation) and each of their respective stockholders, directors, officers, employees and agents (such parties being collectively referred to herein as the “Parent Indemnitees”) harmless from, any Damages suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of the Company, the Equityholders or the Stockholders’ Representatives contained in this Agreement; (b) any breach of any covenant or undertaking of the Company, the Equityholders or the Stockholders’ Representatives contained in this Agreement; (c) Taxes of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods or Taxes of any Person which at any time prior to the Closing Date is or has ever been affiliated with the Company or the Company Subsidiaries that are asserted against the Company or the Company Subsidiaries as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of any Tax Law; provided that, for the avoidance of doubt, none of the Equityholder Indemnifying Parties shall have liability under this Section 7.1 for (W) any Damages relating to any Taxes to the extent such Taxes were specifically reflected in the Closing Working Capital, (X) any Damages relating to any Buyer Closing Date Taxes, (Y) any Transfer Taxes pursuant to Section 5.12 and (Z) any Taxes for any Pre-Closing Tax Period to the extent resulting from any disallowance of a carryback refund that previously inured to Parent under Section 9.2; or (d) the Excluded Liabilities.

Section 7.2 Indemnification Obligations of Parent. Subject to the provisions set forth in this Article VII, Parent hereby agrees to indemnify and hold the Equityholders and their respective Affiliates and each of their respective stockholders, directors, officers, employees and agents (such parties being collectively referred to herein as the “Company Indemnitees”) harmless from any Damages suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement; (b) any breach of any covenant or undertaking of Parent or Merger Sub contained in this Agreement; or (c) Taxes of the Company and the Company Subsidiaries for all Post-Closing Tax Periods or any Transfer Taxes pursuant to Section 5.12.

Section 7.3 Notification of Claims; Procedures.

(a) Subject to the remaining provisions of this Article VII, a person entitled to seek indemnification hereunder (the “Indemnified Party”) shall provide the indemnifying party (or, in the case of claims made by the Parent Indemnitees, the Stockholders’ Representatives) (the “Indemnifying Party”) with prompt written notice of any claim for indemnification hereunder, specifying in detail the nature of the Damages and, if known, the amount, or, if not known, a reasonable estimate of the anticipated amount of the costs, expenses and liability arising therefrom (“Claim Notice”). The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted. No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party

under this Section 7.3(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified except to the extent that such delay or failure has materially prejudiced the Indemnifying Party.

(b) If the facts pertaining to the relevant claim for indemnification arise out of any claim asserted by any third party (a “Third Party Claim”), the Indemnifying Party shall have the right to assume the defense or the prosecution thereof in accordance with the limits set forth in this Agreement by providing notice to the Indemnified Party within thirty (30) days of receipt of the relevant Claim Notice (or such shorter period as may be necessary not to adversely affect the interests of the Indemnified Party), including the employment of counsel or accountants, at the Indemnifying Party’s cost and expense, that is reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Third Party Claim by the Indemnifying Party must not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party, (ii) the Third Party Claim must seek (and continue to seek) solely monetary damages, (iii) the Indemnifying Party must expressly agree in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement and (iv) the Indemnifying Party expressly agrees in writing that it will be liable for any Indemnifiable Loss incurred by the Indemnified Party, subject only to the limitations set forth in this Article VII (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). Further, if the Indemnifying Party elects not to assume the defense or prosecution of such claim (or fails to assume such defense or prosecution) within thirty (30) days of receipt of the relevant Claim Notice (or such shorter period as may be necessary so as not to adversely affect the interests of the Indemnified Party), then the Indemnified Party shall have the right to continue to defend such claim with counsel of its own choosing, and all reasonable fees and expenses of such counsel shall constitute Damages for all purposes hereunder; provided, however, that in the event the Indemnifying Party elects not to assume the defense of the claim, it shall nevertheless have the right to participate in the defense or prosecution of the same and, at its sole expense, employ counsel of its own choosing. Subject to the foregoing, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its own expense; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. Subject to the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), the Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not agree to a settlement of any claim which (x) provides for any relief other than the payment of monetary damages, or (y) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim (or, in the case of any indemnification relating to a Tax claim asserted by any Governmental Entity, does not include a customary settlement agreement with the Governmental Entity), in each case without the affected Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party chooses or is permitted under this Agreement to so defend or prosecute such claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records and information as may be reasonably requested in connection therewith; provided, however, that no party will be required to provide cooperation or furnish any records or other information that would contravene any confidentiality agreement, nondisclosure agreement or similar obligation of the Person in possession or control of such records or other information. The Indemnifying Party will pay or otherwise reimburse the Indemnified Party (or their applicable Affiliates) for their reasonable expenses incurred as a result of their cooperation with the Indemnifying Party under this Section 7.3(b).

Section 7.4 Survival.

(a) All representations and warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing as set forth herein. Notwithstanding the foregoing, except in respect of any claims for indemnification as to which written notice shall have been duly given to the Indemnifying Party prior to the relevant expiration date set forth below, and subject to the remaining provisions of this Section 7.4, the rights of the parties to seek indemnification shall expire on the following dates (the “Indemnity Termination Dates”):

(i) indefinitely, in the case of (A) any claims for indemnification arising out of or related to any breach of the representations and warranties set forth in Sections 3.1, 3.2(a), (c) and (d), 3.3(a), 4.1, 4.2(a) and 4.5 (such representations and warranties referred to hereinafter as the “Fundamental Representations and Warranties”) or (B) the Excluded Liabilities;

(ii) the expiration of the applicable statute of limitations, in the case of any claims for indemnification arising out of or related to any breach of covenant, undertaking or agreement contained herein (other than any claim for indemnification pursuant to Section 7.1(c)); and

(iii) in the case of all other claims for indemnification arising out of or related to any other breach of representations and warranties of this Agreement and any claims for indemnification pursuant to Section 7.1(c), September 3, 2013 (the “Indemnification Escrow Release Date”).

(b) Any claim for indemnification under this Agreement to the extent based upon a breach of representation and warranty, or made pursuant to Section 7.1(c), which is made in good faith and in writing prior to the expiration of such claim on the applicable Indemnity Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the applicable Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder. Any such claim not so made in writing prior to the expiration of such claim on the applicable Indemnity Termination Date shall be deemed to have been waived in full.

Section 7.5 Certain Limitations.

(a) Notwithstanding anything to the contrary herein, (i)(x) any claim by a Parent Indemnitee against any Equityholder Indemnifying Party arising under Section 7.1(a) and (y) any claim by a Company Indemnitee against any Parent Indemnifying Party arising under Section 7.2(a) shall be payable by the applicable Indemnifying Party only in the event and to the extent that the accumulated amount of the claims in respect of such Indemnifying Party’s obligations to indemnify under this Agreement shall exceed $3,000,000 in the aggregate (the “Indemnification Threshold”), and (ii) at such time as the aggregate amount of claims in respect of the indemnity obligations of such party for breaches of representations and warranties shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the amount of all claims for breaches of representations and warranties in excess of the Indemnification Threshold up to, but in no event exceeding, an amount equal to the Cap; provided, however, that the Indemnifying Parties shall have no obligation to indemnify a Parent Indemnitee or Company Indemnitee, as applicable, with respect to individual Damages of less than $250,000 each

(the “Mini Basket”), and such Damages shall not be counted toward the Indemnification Threshold; provided, further, that the Indemnification Threshold and the Mini Basket shall not apply to Damages to the extent that the same arise out of or relate to a breach of any of the Fundamental Representations and Warranties or fraud.

(b) Except with respect to claims that are brought based upon a breach of the Fundamental Representations and Warranties or fraud, the cumulative indemnification obligations of the Equityholder Indemnifying Parties for indemnification pursuant to Section 7.1(a) and (c) of this Agreement, on the one hand, and the Parent Indemnifying Parties for indemnification pursuant to Section 7.2(a) and (c) of this Agreement, on the other hand, shall not exceed the Cap. Notwithstanding anything to the contrary set forth in this Agreement, an Equityholder Indemnifying Party’s maximum aggregate liability in respect of claims for indemnification for breaches of the Fundamental Representations and Warranties shall not, absent fraud, exceed the amount equal to that Equityholder Indemnifying Party’s Pro Rata Portion multiplied by the Final Purchase Price.

(c) The cumulative indemnification obligations of the Equityholders under Section 7.1(a) and (c) (other than to the extent arising out of or related to breach of any of the Fundamental Representations and Warranties or fraud) shall be recoverable solely from the Indemnification Escrow Amount (as shall be reduced from time to time to reflect payments, if any, made from time to time in accordance with the terms and conditions of this Agreement and the Escrow Agreement). All payments made from the Indemnification Escrow Amount in respect of indemnification claims, other than those based upon breaches of covenants made by an Equityholder, shall be deemed to be allocated among the Equityholders in accordance with their Pro Rata Portion. All payments made from the Indemnification Escrow Amount in respect of indemnification claims related to breaches of covenants made by any Equityholder in this Agreement shall be deemed to be allocated entirely to such Equityholder.

(d) The Escrow Agreement shall provide that all remaining portions of the Indemnification Escrow Amount (less the balance of then pending indemnity claims thereunder) shall be released to the Stockholders’ Representatives, for the benefit of the Stockholders, and to the Surviving Corporation, for the benefit of the Effective Time Option Holders, on the Indemnification Escrow Release Date; provided, however, that the Escrow Agreement shall also provide that, in the event any amount is required to be paid as provided in this Section 7.5(d) after the fifth (5th) anniversary of the Closing Date, such amount shall be paid solely to the Stockholders’ Representatives, for the benefit of the Stockholders, and no amount of such payment shall be made to the Effective Time Option Holders.

(e) Nothing in this Agreement will prevent any party from bringing an action based upon fraud by any other party.

(f) Notwithstanding anything to the contrary contained in this Agreement, there shall be no right to indemnification from any Equityholder Indemnifying Party under this Agreement with respect to any item to the extent of the amount at which such item is reflected as a liability in the determination of the Closing Working Capital pursuant to Section 2.9 hereof.

(g) To the fullest extent permitted by applicable Law, and except only for (i) any fraud by the Company, the Equityholders, Parent or Merger Sub, (ii) in the event a party hereto seeks to obtain specific performance pursuant to Section 10.11, or (iii) matters covered by Section 2.9, the indemnification provisions provided for in this Article VII will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement. Except as set forth in this Section 7.5(g), the Company, the Equityholders, the Company Indemnitees, the Equityholder Indemnifying Parties, Parent, Merger Sub and the Parent Indemnitees shall have no other or further right or remedy under this Agreement, whether in contract, tort or otherwise, or any right of rescission with respect to such matters, all of which are hereby waived by the Company (on behalf of the Company Indemnitees) and Parent (on behalf of the Parent Indemnitees) or Merger Sub.

(h) The Equityholder Indemnifying Parties will have no right of contribution from any of the Parent Indemnitees with respect to any Damages claimed by a Parent Indemnitee.

(i) No Equityholder other than the Stockholders’ Representatives has any individual right to assert any claims for indemnification under this Article VII. Any and all claims for indemnification under this Article VII of the Equityholders may be brought only by the Stockholders’ Representatives (or their successor).

(j) To the extent required by Law, each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages which are the subject of claims hereunder, provided, that the failure of any Indemnified Party to mitigate any Damages shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

Section 7.6 Equityholder Indemnifying Parties. For purposes of this Agreement, “Equityholder Indemnifying Parties” shall mean, (a) prior to the Closing, the Company, as to all indemnifiable matters hereunder, and (b) from and after the Closing, the Equityholders severally as to all indemnifiable matters hereunder.

Section 7.7 Indemnification Net of Tax Benefits. The amount of any indemnity provided in Section 7.1 shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by the Indemnified Party, as applicable, as a result of the Damages giving rise to such indemnity claim (determined on a “with and without” basis). If, after an indemnification payment is made by any Indemnifying Party, any Indemnified Party subsequently realizes an actual reduction in cash payments for Taxes, then such Indemnified Party shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Damages) to the Indemnifying Party (or, if the Indemnifying Party is an Equityholder, to the Stockholders’ Representatives, for the benefit of such Equityholder); provided, however, that in the event any amount is required to be paid by the Indemnified Party pursuant to this Section 7.7 after the fifth (5th) anniversary of the Closing Date to any Equityholders, such amount shall be paid solely to the Stockholders’ Representatives, for the benefit of the Stockholders, and no amount of such payment shall be made to the Effective Time Option Holders.

Section 7.8 Treatment of Indemnity Payments. Any indemnity payments made pursuant to this Agreement shall, to the extent permitted by applicable Law, be treated as an adjustment to the Final Purchase Price for Tax purposes.

Section 7.9 Insurance. The amount which an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Article VII shall be adjusted (including, retroactively) by any insurance proceeds actually recovered under the Insurance Policies (less expenses and increases in premiums) by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the “Indemnifiable Loss”); provided that no payment by an Indemnifying Party to an Indemnified Party under this Article VII shall be withheld because of any delay in the receipt by such Indemnified Party of any insurance proceeds under the Insurance Policies in respect of the Indemnifiable Loss upon the submission of a claim therefor. Amounts required to be paid, as so reduced, are hereinafter sometimes called an “Indemnity Payment.” If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds under the Insurance Policies in respect of such Indemnifiable Loss, then the Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment, in each case less expenses and increases in premiums.

ARTICLE VIII

TERMINATION; ABANDONMENT; AND CERTAIN FEES

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have complied with its obligations, if any, under Section 5.4 and/or Section 5.6 in connection with such Law or Order;

(ii) the Effective Time shall not have occurred on or prior to December 3, 2012 (the “End Date”); provided, however, that if the Closing has not occurred on or prior to the End Date because the condition set forth in Section 6.1(b) has not been satisfied (or waived by both parties), then the End Date shall be automatically extended (without further action by the parties) to March 3, 2013 (the “Extended End Date”); provided, further, that (x) if the End Date has been so extended and the condition set forth in Section 6.2(b) would have been satisfied if the Closing had occurred on the non-extended End Date, then the condition set forth in Section 6.2(b) shall be deemed to be satisfied at all times after the non-extended End Date and (y) the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions set forth in Article VI having failed to be satisfied prior to such date; or

(iii) if copies of the Written Consents have not been delivered to Parent within two Business Days following the date of this Agreement;

(c) by the Company, if: (i) any of the representations and warranties of Parent and Merger Sub contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (y) the day that is five (5) Business Days prior to the later of the End Date and the Extended End Date, if applicable; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if the Company is in material breach of this Agreement; or

(d) by Parent, if: (i) any of the representations and warranties of the Company contained in Article III shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (y) the day that is five (5) Business Days prior to the later of the End Date and the Extended End Date, if applicable; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in material breach of this Agreement.

Section 8.2 Effect of Termination. Each party’s right of termination under Section 8.1 and Section 8.3 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party(ies) specifying the provision of Section 8.1 pursuant to which such termination is made, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto or its directors, officers, stockholders or Affiliates in respect of a termination of this Agreement, except that the provisions of Sections 5.2, 5.6(b), 5.15 and 8.3, this Section 8.2 and Article X shall survive the termination of this Agreement.

Section 8.3 Certain Fees.

(a) In addition to all other amounts payable hereunder, if the Closing has not occurred prior to (and this Agreement has not been terminated prior to): (i) October 1, 2012, Parent shall pay to the Company an amount equal to $1,000,000, (ii) November 1, 2012, Parent shall pay to the Company an additional amount equal to $1,500,000, (iii) December 1, 2012, Parent shall pay to the Company an additional amount equal to $2,000,000, (iv) January 1, 2013, Parent shall pay to the Company an additional amount equal to $20,000,000 and (v) the Extended End Date, Parent shall pay to the Company an additional amount equal to $20,000,000; provided, that, in each case, no amounts shall be payable under this Section 8.3 if on the applicable date (x) any condition set forth in Article VI (other than Section 6.1(b) or Section 6.3(a), (b) or (c)) has not been satisfied or could not be satisfied on such date or (y) the Company is in material breach of its obligations under Section 5.4 or Section 5.6 and has not cured such breach (or taken substantial steps to cure such breach) within 10 days of written notice thereof from Parent.

(b) To the extent payable, Parent shall pay each of the amounts set forth in Sections 8.3(a) above within five (5) Business Days after the applicable date set forth in Section 8.3(a) by wire transfer of cash in immediately available same day funds to an account designated by the Company. All amounts payable hereunder are non-refundable and shall not be credited against any other payment.

Section 8.4 Liability Limitation. In no event shall any party hereto or any of their Affiliates seek any consequential, indirect, or punitive damages against any other party hereto or any of their Affiliates in connection with or relating to this Agreement or the transactions contemplated hereby.

ARTICLE IX

CERTAIN TAX MATTERS

Section 9.1 Tax Returns.

(a) Pre-Closing Income Tax Returns Filed Post-Closing. The Stockholders’ Representatives shall prepare, or shall cause to be prepared, all Income Tax Returns of the Company or any Company Subsidiary that relate to Pre-Closing Tax Periods (other than Straddle Periods) but that are required to be filed after the Closing Date. All such Income Tax Returns shall be prepared by treating items on such Income Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries with respect to such items, except as required by applicable Law. The Stockholders’ Representatives shall deliver to Parent, at least twenty (20) days prior to the due date (taking into account extensions) for the filing of each such Income Tax Return, a draft of such Tax Return for review by Parent. The Stockholders’ Representatives shall consider in good faith any reasonable comments that Parent submits to the Stockholders’ Representatives in writing no less than five (5) days before the due date for filing each such Income Tax Return and shall not finalize the form of such Income Tax Return without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). At least two (2) Business Days before the due date for filing each such Income Tax Return, the Stockholders’ Representatives shall deliver to Parent the final form of such Income Tax Return and a cash payment equal to the amount of any Taxes shown to be due and payable on such Tax Return, other than any such Taxes that are accrued as a liability in Closing Working Capital or that are Buyer Closing Date Taxes (each of which shall be the responsibility of Parent). Parent shall timely file, or shall cause to be timely filed, with the relevant taxing authority, each such Income Tax Return and shall timely pay to the relevant Governmental Entity all Taxes shown to be due and payable on such Tax Return.

(b) Pre-Closing Non-Income Tax Returns Filed Post-Closing. Parent shall prepare, or shall cause to be prepared, all Non-Income Tax Returns of the Company or any Company Subsidiary that relate to Pre-Closing Tax Periods (other than Straddle Periods) but that are required to be filed after the Closing Date and the Stockholders’ Representatives shall pay, or cause to be paid, to Parent all Taxes due with respect to such Non-Income Tax Returns, other than any such Taxes that (A) were specifically reflected in the Closing Working Capital or (B) are Buyer Closing Date Taxes (each of which shall be the responsibility of Parent). All such Non-Income Tax Returns shall be prepared by treating items on such Non-Income Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries with respect to such items, except as required by applicable Law. Parent shall deliver to the Stockholders’ Representatives, at least ten (10) days prior to the due date (taking into account extensions) for filing of each such Non-Income Tax Return for the Stockholders’ Representatives’ review a draft of such Non-Income Tax Return. Parent shall consider in good faith any reasonable comments that the Stockholders’ Representatives submit to Parent in writing no less than five (5) days before the due date for filing each such Non-Income Tax Return and Parent shall not file any such Non-Income Tax Return without the Stockholders’ Representatives’ prior written consent (not to be unreasonably withheld, conditioned or delayed). The Stockholders’ Representatives shall pay to Parent any Taxes for which they are responsible under this Section 9.1(b) at least two (2) Business Days prior to the due date for paying the Taxes in question. Parent shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each such Non-Income Tax Return and shall timely pay to the relevant Governmental Entity all Taxes due with respect to each such Non-Income Tax Return.

(c) Straddle Period Tax Returns. Parent shall prepare, or cause to be prepared, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company, the Surviving Corporation or any Company Subsidiary for any Straddle Period. Except as required by applicable Law, such

Straddle Period Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or the Company Subsidiaries with respect to such items, but only to the extent such items would impact any payment required to be made by the Stockholders’ Representatives under this Section 9.1(c). Parent shall deliver to the Stockholders’ Representatives, at least (20) days before the due date (taking into account extensions) for filing each Straddle Period Tax Return (or, in the case of Straddle Period Tax Returns which are Non-Income Tax Returns, ten (10) days before such due date), a draft of such Straddle Period Tax Return for the Stockholders’ Representatives’ review. Parent shall consider in good faith any reasonable comment that the Stockholders’ Representatives submits to Parent no less than ten (10) days (or, in the case of Straddle Period Tax Returns which are Non-Income Tax Returns, five (5) days) prior to the due date of such Straddle Period Tax Return and Parent shall not file any such Straddle Period Tax Return without the Stockholders’ Representatives’ prior written consent (not to be unreasonably withheld, conditioned or delayed). The Stockholders’ Representatives shall be responsible for all Taxes due with respect to any Straddle Period Tax Return to the extent allocable to the Pre-Closing Tax Period, other than any such Taxes that (A) were specifically reflected in the Closing Working Capital or (B) are Buyer Closing Date Taxes (each of which shall be the responsibility of Parent). The Stockholders’ Representatives shall pay to Parent any Taxes for which it is responsible under this Section 9.1(c) not later than two (2) Business Days prior to the due date for paying the Taxes in question. Parent shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each Straddle Period Tax Return and shall timely pay to the relevant Governmental Entity all Taxes due with respect to each Straddle Period Tax Return.

(d) Tax Allocation for Straddle Period. For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the Pre-Closing Tax Period will be: (i) in the case of ad valorem property or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, provided that any Buyer Closing Date Taxes shall be deemed to arise in the Post-Closing Tax Period.

(e) Amended Tax Returns and Carrybacks. Without the prior written consent of the Stockholders’ Representatives (not to be unreasonably withheld, conditioned or delayed), Parent shall not cause or permit any amendment of any Tax Return of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period, or cause or permit any carryback of any Tax attributes from any Post-Closing Tax Period or Straddle Period to any Pre-Closing Tax Period or Straddle Period, except in each case as required by applicable Law (e.g., where the Company or any Company Subsidiary is prohibited from waiving its right to carry back the applicable Tax attribute).

Section 9.2 Tax Refunds and Benefits. The Stockholders’ Representatives shall be entitled to the amount of any refund of Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback (if made in compliance with Section 9.1(e)) of a loss or other Tax benefit from a Post-Closing Tax Period, such refund was included as an asset in the calculation of the Closing Working Capital, or such refund relates to a Buyer Closing Date Tax. Parent shall pay, or cause to be paid, to the Stockholders’ Representatives any amount to which the Stockholders’ Representatives are entitled pursuant to the prior sentence within two (2) Business Days of the receipt of the applicable refund by Parent, the Surviving Corporation or any of their respective Affiliates (whether received in cash or applied as an offset against other cash Tax liabilities); provided, however, that in the event any amount is required to be paid by Parent pursuant to this Section 9.2 after the fifth (5th) anniversary of the Closing Date, such amount shall be paid solely to the

Stockholders’ Representatives, for the benefit of the Stockholders, and no amount of such payment shall be made to the Effective Time Option Holders. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Stockholders’ Representatives agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Parent.

Section 9.3 Cooperation on Tax Matters. Parent and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as set forth in Section 2.9(c)(iii), Section 5.6(b), Section 5.8(b) and Section 5.12, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.2 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.3 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a) if, prior to the Closing, to the Company, at:

Ascend Health Corporation

32 East 57th Street

17th Floor

New York, New York 10022

Attention:  Dr. Richard Kresch

                  Steve Page

Fax:      (212) 243-6117 and (212) 243-1099

Email:   rkresch@ascendhealth.net

              spage@ascendhealth.net

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005-1702

Attention:  Jonathan A. Schaffzin, Esq.

                  Michael A. Sherman, Esq.

Fax:  (212) 269-5420

Email:    jschaffzin@cahill.com

              msherman@cahill.com

(b) if to the Stockholders’ Representatives,

Ascend Health Corporation

32 East 57th Street

17th Floor

New York, New York 10022

Attention:  Dr. Richard Kresch

                  Steve Page

Fax:      (212) 243-6117 and (212) 243-1099

Email:   rkresch@ascendhealth.net

              spage@ascendhealth.net

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005-1702

Attention:  Jonathan A. Schaffzin, Esq.

                  Michael A. Sherman, Esq.

Fax:  (212) 269-5420

Email:    jschaffzin@cahill.com

              msherman@cahill.com

(c) if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:

Universal Health Services, Inc.
367 South Gulph Road PO Box 61558 King of Prussia, Pennsylvania 19406-0958
Attention:	Debra Osteen

Fax:	(610) 382-4390
Email:	debbie.osteen@uhsinc.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza
825 Eighth Avenue New York, New York 10019

Attention:	Minh Van Ngo, Esq.

Fax:	(212) 474-3700
Email:	mngo@cravath.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 10.3 to each of the other parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.4 Entire Agreement. This Agreement, together with the Annexes hereto and the Schedules, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

Section 10.5 Binding Effect; Benefit; Assignment; Joinder.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 5.8 and 5.15, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto; provided, however, that the Stockholders’ Representatives may assign their rights and obligations under this Agreement to any of their Affiliates without prior written consent. Any attempted assignment in violation of this Section 10.5(a) will be void.

(b) At Closing, the Surviving Corporation shall execute a joinder to this Agreement, which will be in form and substance reasonably acceptable to the parties (the “Joinder Agreement”), pursuant to which the Surviving Corporation will assume, and will be obligated with Parent and each other on a joint and several basis, each of Parent’s obligations pursuant to Sections 2.5(b), 2.6, 2.7, 2.8, 2.9, 2.10, 5.7, 5.8, 5.9, 5.12, 5.13 and 5.15 and its post-Closing obligations as otherwise set forth in this Agreement.

Section 10.6 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement.

Section 10.7 Counterparts. This Agreement may be executed and delivered (including via facsimile or scanned pdf image) in several counterparts, each of which shall be deemed to be an original instrument, and all of which together shall be deemed to be one and the same agreement.

Section 10.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE DGCL SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER.

Section 10.9 Jurisdiction. The state or federal courts located within the County of New York in the State of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereto hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 10.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, it is acknowledged that the parties hereto and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Stockholders’ Representatives to cause Parent and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.14 Interpretation. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no party hereto shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the parties hereto as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Schedules. The information set forth in the Schedules was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Schedules, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.15 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business

Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 10.16 Stockholders’ Representatives.

(a) Richard Kresch, MD and Steve Page are hereby constituted, appointed and empowered as the Stockholders’ Representatives, for the benefit of the Stockholders and the exclusive agents and attorneys-in-fact to act on behalf of each Stockholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments (other than any written consent of the Stockholders adopting this Agreement) under this Agreement and the consummation of the transactions contemplated hereby as the Stockholders’ Representatives, in their sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Representatives, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Stockholders’ Representatives believe are necessary or appropriate under this Agreement for and on behalf of the Stockholders including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholders’ Representatives and/or any of the Stockholders, and receive process on behalf of any or all Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representatives may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Representatives shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the Stockholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Stockholders’ Representatives, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Representatives or by the Stockholders unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representatives; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Stockholders in connection with any matter arising under this Agreement; (vi) to collect, hold and disburse the Stock Closing Payment, Dissenting Shares Amount, Final Stock Payment, the Expense Holdback Amount, the Purchase Price Adjustment Escrow Amount, the Indemnification Escrow Amount and any other amounts due and payable to or by the Stockholders in accordance with the terms of this Agreement and the Escrow Agreement; and (vii) to instruct the Escrow Agent to collect, hold and disburse the Purchase Price Adjustment Escrow Amount and the then available Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.

(b) By voting in favor of the adoption of this Agreement and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Stockholders’ Representatives may lawfully do or cause to be done by virtue hereof. Each Stockholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholders’ Representatives of any documents executed by the Stockholders’ Representatives pursuant to this Section 10.16, such Stockholder shall be bound by such documents as fully as if such Stockholder had executed and delivered such documents. No bond shall be required of the Stockholders’ Representatives, and the Stockholders’ Representatives shall receive no compensation for their services other than pursuant to the terms of that certain Stockholders’ Representatives Agreement, dated on or about the date hereof, by and among the Stockholders’ Representatives, the Company and the Stockholders party thereto (the “Stockholders’ Representatives Agreement”).

(c) The Stockholders’ Representatives shall be entitled to receive reimbursement from, and be indemnified by, the Stockholders for certain expenses, charges and Liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representatives hereunder, (i) the Stockholders’ Representatives shall incur no responsibility whatsoever to any Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representatives pursuant to such advice shall in no event subject the Stockholders’ Representatives to Liability to any Stockholders. Each Stockholder shall indemnify, severally and not jointly, based on such Stockholder’s Pro Rata Portion, the Stockholders’ Representatives against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders’ Representatives hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Representatives hereunder for their willful misconduct. The Stockholders’ Representatives shall have the right to recover, at their sole discretion, from the Expense Holdback Amount, prior to any distribution to the Stockholders, any amounts to which they are entitled pursuant to the expense reimbursement and indemnification provisions of this Section 10.16(b). In the event of any indemnification hereunder, upon written notice from the Stockholders’ Representatives to the Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Stockholder shall promptly deliver to the Stockholders’ Representatives full payment of his or her Pro Rata Portion of the amount of such deficiency. The Stockholders’ Representatives shall establish such terms and procedures for administering, investing and disbursing any amounts from the Expense Holdback Amount as they may determine in their reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement.

(d) All of the indemnities, immunities and powers granted to the Stockholders’ Representatives under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(e) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representatives pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’ Representatives pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder, except for actions or omissions of the Stockholders’ Representatives constituting willful misconduct.

(g) Each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders’ Representatives are a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that, other than in the Stockholders’ Representatives’ role as Stockholders, the Stockholders’ Representatives shall have no Liability to, and shall not be liable for any losses of, any of the Company, Merger Sub or Parent in connection with any obligations of the Stockholders’ Representatives under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of fraud or willful misconduct by the Stockholders’ Representatives in connection with the performance of its obligations hereunder.

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IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representatives have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	Chief Executive Officer

LOLA TRANSACTION CORPORATION

By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	President

ASCEND HEALTH CORPORATION

By:	/s/ Richard A. Kresch
	Name:	Richard A. Kresch
	Title:	President & CEO

Richard Kresch, MD, solely in his capacity as a Stockholders’ Representative hereunder:

By:	/s/ Richard A. Kresch
	Name:	Richard A. Kresch
	Title:	President & CEO

Steve Page, solely in his capacity as a Stockholders’ Representative hereunder:

By:	/s/ Steve Page
	Name:	Steve Page
	Title:	Chief Financial Officer